Exhibit 10

FF DRAFT

10/10/06

CREDIT AGREEMENT

Dated as of October 17, 2006

by and among

MEDICAL ACTION INDUSTRIES INC.

and

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES

Schedule I	-	Subsidiaries
Schedule II	-	Permitted Indebtedness (post closing)
Schedule III	-	Existing Liens
Schedule IV	-	Existing Guarantees
Schedule V	-	Material Contracts
Schedule VI	-	Excluded Machinery and Equipment

Schedule 1.01	-	Commitments
Schedule 4.12	-	Environmental Matters

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Term Note
Exhibit C	-	Form of Swingline Note
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Guaranty
Exhibit F	-	Form of Opinion of Counsel
Exhibit G	-	Form of Assignment and Acceptance Agreement
Exhibit H	-	Form of Pledge Agreement

v

CREDIT AGREEMENT dated as of October 17, 2006, by and among MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the “Company”), the LENDERS which from time to time are parties to this Agreement (individually, a “Lender” and, collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., a New York banking corporation as Administrative Agent for the Lenders (the “Administrative Agent”).

RECITALS

WHEREAS, the Company, JPMorgan Chase Bank (now known as JPMorgan Chase Bank, N.A.) and Citibank, N.A. (the “Original Lenders”) and JPMorgan Chase Bank (now known as JPMorgan Chase Bank, N.A.), as Administrative Agent, are parties to a Credit Agreement, dated as of October 26, 2005 (as amended, the “Prior Credit Agreement”) pursuant to which the Original Lenders agreed to make Loans (as therein defined) to the Company.

WHEREAS, the Company has requested that the Prior Credit Agreement be amended and restated as hereinafter provided to, among other things, modify the group of Lenders;

WHEREAS, the Administrative Agent, the Lenders and the Issuing Lender are willing to agree to such amendment and restatement and to extend credit to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company, the Administrative Agent, the Lenders and the Issuing Lender hereby agree that the Prior Credit Agreement shall be, and hereby is, amended and restated in its entirety and the Company, the Administrative Agent, the Lenders and the Issuing Lender hereby further agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Definitions. As used herein, the following words and terms shall have the following meanings:

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Adjusted Libor Loans” shall mean Loans at such time as they are made and/or being maintained at a rate of interest based upon Reserve Adjusted Libor.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders under this Agreement or its successor Administrative Agent permitted pursuant to Section 9.08.

“Affiliate” shall mean with respect to a specified Person, another Person which, directly or indirectly, controls or is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, by contract or otherwise; provided that, in any event, any Person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Aggregate Outstandings” shall mean on the date of determination thereof, the sum of (a) the total LC Exposure of all the Lenders, plus (b) the aggregate outstanding principal amount of the Revolving Credit Loans at such time, plus (c) the aggregate outstanding principal amount of all Swingline Loans at such time.

“Agreement” shall mean this Credit Agreement dated as of October 17, 2006, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Alternate Base Rate Loans” shall mean Loans at such times as they are being made and/or maintained at a rate of interest based on the Alternate Base Rate.

“Applicable Margin” shall mean (a) with respect to an Adjusted Libor Loan, the percentage set forth below under the heading “LIBOR Margin” opposite the applicable ratio, (b) with respect to an Alternate Base Rate Loan, the percentage set forth below under the heading “ABR Margin” opposite the applicable ratio and (c) with respect to calculation of the unused fee described in Section 3.04(a) hereof, the percentage set forth below under the heading “Unused Fee Rate” opposite the applicable ratio.

Leverage Ratio	ABR Margin (360 day basis)	LIBOR Margin (360 day basis)	Unused Fee Rate (360 day basis)
Greater than or equal to 2.25:1.00	.50%	1.50%	.25%
Greater than or equal to 1.50:1.00 but less than 2.25:1.00	.25%	1.25%	.20%
Greater than or equal to 1.00:1.00 but less than 1.50:1.00	.00%	1.00%	.20%
Less than 1.00:1.00	.00%	.75%	.15%

Notwithstanding the foregoing, during the period commencing on the Closing Date and ending on the date of reset of the Applicable Margin in accordance with this paragraph, the ABR Margin shall be .25%, the LIBOR Margin shall be 1.25% and the Unused Fee Rate shall be .20%. The Applicable Margin will be set or reset with respect to each Loan on the date which is five (5) Business Days following the date of receipt by the Administrative Agent of the financial statements referred to in Section 6.03(a) and Section 6.03(b) together with a certificate of the Financial Officer of the Company certifying the Leverage Ratio and setting forth the calculation thereof in detail; provided, however, (a) the Applicable Margin will first be reset based on the financial statements for the fiscal quarter ending December 31, 2006, and (b) if any such financial statement and certificate are not received by the Administrative Agent within the time period required pursuant to Section 6.03(a) or Section 6.03(b), as the case may be, the Applicable Margin will be set or reset, unless the rate of interest specified in Section 3.01(c) is in effect, based on a Leverage Ratio of greater than 2.50:1.00 from the date such financial statements and certificate were due until the date which is five (5) Business Days following the receipt by the Administrative Agent of such financial statements and certificate, and provided, further, that the Lenders shall not in any way be deemed to have waived any Default or Event of Default, including without limitation, an Event of Default resulting from the failure of the Company to comply with Section 7.13 of this Agreement, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso. During the occurrence and continuance of a Default or an Event of Default, no downward adjustment, and only upward adjustments, shall be made to the Applicable Margin.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance entered into by a Lender and an assignee in accordance with Section 10.05 hereof, in the form attached hereto as Exhibit G or any other form approved by the Administrative Agent.

“Base CD Rate” shall mean the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed to the Company.

“Business Day” shall mean (a) any day not a Saturday, Sunday or legal holiday, on which banks in New York City are open for business and (b) as it relates to any payment, determination, funding or notice to be made or given in connection with any Adjusted Libor Loan, any day specified in clause (a) on which trading is carried on by and between banks in Dollar deposits in the London interbank eurodollar market.

“Capital Expenditures” shall mean additions to property and equipment of the Company and the Guarantors (including, without limitation fixed assets acquired under Capital Leases) which, in conformity with Generally Accepted Accounting Principles, are included as “additions to property, plant or equipment” or similar items which would be reflected in the Consolidated statement of cash flow of the Company and its Subsidiaries, including without limitation, property and equipment which are the subject of Capital Leases, provided that Capital Expenditures shall not include the purchase price for, and improvements on, the New Premises, provided that such purchase is consummated within twelve (12) months of the Closing Date.

“Capital Lease” shall mean any lease the obligations of which are required to be capitalized on the balance sheet of a Person in accordance with Generally Accepted Accounting Principles.

“Change of Control” shall mean any event which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (ii) during any period of up to 12 consecutive months, individuals who at the beginning of such 12-month period were directors of the Company ceasing for any reasons to constitute a majority of the Board of Directors of the Company; or (iii) any Person, or two or more Persons acting in concert, acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Company (or securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors.

“Closing Date” shall mean October 17, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit” shall mean any sight letter of credit or time letter of credit issued for the account of a Person for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Company in the ordinary course of the Company’s business.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans and Swingline Loans, and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.01(c) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.05(c). The initial amount of each Lender’s Commitment is set forth opposite such Lender’s name on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $75,000,000.

“Commitment Proportion” shall mean, with respect to each Lender at the time of determination the ratio, expressed as a percentage, which such Lender’s Commitments bear to the Total Commitment or if the Commitments have expired or have been terminated, the ratio, expressed as a percentage, which the aggregate principal amount of the Loans outstanding of such Lender bears to the Aggregate Outstandings plus the aggregate principal amount of Term Loans outstanding at such time.

“Company” shall have the meaning set forth in the preamble hereto.

“Consolidated” or “consolidated” shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with Generally Accepted Accounting Principles for the Company and its Subsidiaries.

“Default” shall mean any condition or event which upon notice, lapse of time or both would constitute an Event of Default.

“Dollar” and the symbol “$” shall mean lawful money of the United States of America

“Domestic Subsidiary” shall mean any Subsidiary of the Company organized under the laws of any state of the United States of America.

“EBITDA” shall mean for any period, Net Income (or net loss) for such period, plus the sum, without duplication, of (a) interest expense, (b) depreciation and amortization expense, (c) all income taxes to any government or governmental instrumentality expensed on the Company’s books (whether paid or accrued) and (d) non-cash charges incurred in connection with (i) accounting for stock-based compensation expense and (ii) changes to Statements of Financial Accounting Standards, minus the sum of (i) interest income, (ii) all extraordinary or unusual gains, (iii) any other non-cash income and (iv) any cash payment made during such period with respect to the items described in clause (d)(ii) above subsequent to the fiscal quarter in which the relevant non-cash expense or loss was reflected as a charge on the financial statements of the Company, in each case, determined for the Company and its Subsidiaries on a Consolidated basis in accordance with Generally Accepted Accounting applied on a consistent basis. All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters next preceding the date of calculation thereof, provided, however, that portion of EBITDA deriving from the EBITDA of Medegen Products (the “Medegen EBITDA”) shall be calculated on an annualized basis for the periods then ending as follows: (a) with respect to the last two months of the fiscal quarter ending December 31, 2006, Medegen EBTIDA shall be determined to equal actual Medegen EBITDA for the fiscal quarter then ending multiplied by a multiple of six, (b) with respect to the fiscal year ending March 31, 2007, Medegen EBITDA shall be determined to equal to actual Medegen EBITDA for the two fiscal quarters then ending multiplied by a multiple of two, and (c) with respect to the fiscal quarter ending June 30, 2007, Medegen EBITDA shall be determined to equal actual Medegen EBITDA for the three fiscal quarters then ending multiplied by a multiple of one and one-third.

“Eligible Investments” shall mean (a) direct obligations of the United States of America or any governmental agency thereof which are fully guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; or (b) dollar denominated certificates of time deposit maturing within one year issued by any bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; or (c) money market mutual funds having assets not less than $2,500,000,000; or (d) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody’s Investor Services, Inc. or Standard & Poor’s Ratings Group, respectively; or (e) tax exempt securities of a U.S. issuer rated A or better by Standard and Poor’s Ratings Group or Moody’s Investor Services, Inc.

“Environmental Law” shall mean any law, ordinance, rule, regulation, or policy having the force of law of any Governmental Authority relating to pollution or protection of the environment or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and the rules and regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Affiliate of the Company would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning set forth in Article VIII.

“Excess Cash Flow” shall mean, EBITDA for each fiscal year of the Company less the sum of (a) interest expense, (b) all income taxes to any government or government instrumentality expensed on the Company’s books, (c) scheduled principal payments on Indebtedness consisting of borrowed money, and (d) the aggregate the aggregate amount of obligations due with respect to Capital Leases, all for the immediately preceding fiscal year ended, and determined for the Company and its Subsidiaries on a Consolidated basis in accordance with Generally Accepted Accounting Principles in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Executive Officer” shall mean any of the President, the Chief Executive Officer, Chief Operating Officer or the Secretary of the Company or any Guarantor, as applicable.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” shall mean the Principal Accounting Officer or Controller of the Company or Guarantor, as applicable.

“Fixed Charge Coverage Ratio” shall mean the ratio of (1) EBITDA minus Unfunded Capital Expenditures to (2) the sum of (a) the current portion of Total Debt, plus (b) interest expense plus (c) cash dividends and distributions plus (d) stock repurchases. Each of the foregoing categories shall be measured on a Consolidated basis for the Company and its Subsidiaries and shall calculated in accordance with Generally Accepted Accounting Principles consistently applied and shall be calculated (without duplication) for the four fiscal quarters then most recently ended, except for the current portion of Total Debt, which shall each be calculated for the next succeeding four fiscal quarters.

“Generally Accepted Accounting Principles” shall mean those generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Guarantors” shall mean, MAI Acquisition Corp., a Delaware corporation, Medegen Newco, Medegen Products, and each Domestic Subsidiary who, from time to time hereafter, is required to execute a Guaranty in accordance with Section 6.13 hereof; provided such Subsidiary’s status as a Guarantor shall be effective as of the date of such execution.

“Guaranty” shall mean the Guaranty substantially in the form of Exhibit D attached hereto to be executed and delivered on the Closing Date by each Guarantor and, thereafter, by any Person who may be required to execute the same pursuant to Section 6.13, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean any explosives, radioactive materials, or other materials, wastes, substances, or chemicals regulated as toxic hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Hedging Agreement” shall mean any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of a Person, and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Indebtedness” shall mean, without duplication, as to any Person or Persons (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) obligations and liabilities directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice; (i) all obligations of such Person in respect of bankers’ acceptance; and (j) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate (other than a Swingline Loan), the last day of each calendar quarter commencing December 31, 2006, during the term hereof; (b) as to any Adjusted Libor Loan, the last day of the Interest Period applicable thereto and, if such Interest Period exceeds three months, the date that falls three months after the beginning of such Interest Period and quarterly thereafter, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) as to any Loan, the date such Loan is paid in full or in part.

“Interest Period” shall mean with respect to any Adjusted Libor Loan:

(a) initially, the period commencing on the date such Adjusted Libor Loan is made and ending one, two, three, six, nine or twelve months thereafter, as selected by the Company in its notice of borrowing or in its notice of conversion from an Alternate Base Rate Loan provided, in each case, in accordance with the terms of Articles II and III hereof; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Adjusted Libor Loan and ending one, two, three, six, nine or twelve months thereafter, as selected by the Company by irrevocable written notice to the Administrative Agent not later than 11:00 a.m. New York, New York time three Business Days prior to the last day of the then current Interest Period with respect to such Adjusted Libor Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) if the Company shall fail to give notice as provided in clause (b) above, the Company shall be deemed to have requested conversion of the affected Adjusted Libor Loan to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) no more than eight (8) Interest Periods may exist at any one time; and

(v) the Company shall select Interest Periods so as not to require a payment or prepayment of any Adjusted Libor Loan during an Interest Period for such Adjusted Libor Loan.

“IRB” shall mean Buncombe County Industrial Facilities and Pollution Control Financing Authority.

“IRB Collateral” shall mean the machinery and equipment located at the Company premises in 25 Heywood Road, Arden, North Carolina as described on Schedule VI hereto, which machinery and equipment is subject to the security interest in favor of First Union Bank now known as Wachovia Bank of North Carolina pursuant to the IRB Transaction.

“IRB Transaction” shall mean the issuance by the IRB of $5,500,000 of bonds for the acquisition and rehabilitation of the Company’s manufacturing facilities, secured by, among other things, the IRB Collateral.

“Issuing Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Commitment Proportion of the total LC Exposure at such time.

“Lenders” shall have the meaning set forth in the preamble hereto. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” shall mean each Standby Letter of Credit and Commercial Letter of Credit issued by the Issuing Lender for the account of the Company pursuant to the terms of this Agreement.

“Leverage Ratio” shall mean, at any particular date of determination, the ratio of (i) Total Debt to (ii) EBITDA, as determined for the four fiscal quarters then most recently ended.

“LIBO Rate” means, with respect to any Adjusted Libor Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Adjusted Libor Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, the Guaranties, the Pledge Agreements, and each other agreement executed in connection with the transactions contemplated hereby or thereby, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Loans” shall mean, collectively, the Revolving Credit Loans, the Term Loans and the Swing Loans made by the Lenders to the Company pursuant to this Agreement.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, operations, property, prospects or condition (financial or otherwise) of the Company or any Guarantor, or (b) the ability of the Company or any Guarantor to perform in any of its material obligations under any Loan Document to which it is a party.

“Material Contract” shall mean each contract, instrument or agreement (a) to which the Company or any Guarantor is a party which is material to the business, operations or condition (financial or otherwise), prospects, or properties of the Company or such Guarantor, or (b) which requires the payment during the term thereof in excess of $1,000,000.

“Medegen Acquisition” shall mean the acquisition of the membership interests of Medegen Newco and Medegen Products pursuant to the Medegen Acquisition Documents.

“Medegen Acquisition Documents” shall mean the Medegen Purchase Agreement, and the documents and agreements executed in connection therewith, all as amended, restated, supplemented or otherwise modified, in accordance with the terms of this Agreement.

“Medegen Newco” shall mean Medegen Newco, LLC, a Delaware limited liability company.

“Medegen Products” shall mean Medegen Medical Products, LLC, a Delaware limited liability company.

“Medegen Purchase Agreement” shall mean the Membership Interest Purchase Agreement by and among the Company, MAI Acquisition, Medegen Newco, Medegen Products, and Medegen Holdings, LLC, dated September 8, 2006.

“Net Income” shall mean, for any period, the net income (or net loss) of the Company and its Subsidiaries on a Consolidated basis, for such period, determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“New Premises” shall mean the real property and improvements at a location to be determined by the Company located in Brentwood, New York; provided that the Company shall give the Administrative Agent thirty (30) days written notice prior to the closing of the purchase by the Company of such real property and improvements.

“Non-Domestic Subsidiary” shall mean any Subsidiary of the Company not organized under the laws of any state of the United States of America.

“Notes” shall mean, collectively, the Revolving Credit Notes, the Term Notes and the Swingline Note.

“Obligations” shall mean all obligations, liabilities and indebtedness of the Company to the Lenders, the Issuing Lender and the Administrative Agent, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, arising under or relating to this Agreement, the Notes or any other Loan Document including, without limitation, all obligations, liabilities and indebtedness of the Company with respect to the principal of and interest on the Loans, reimbursement of Letters of Credit, and all fees, costs, expenses and indemnity obligations of the Company and the Administrative Agent hereunder, or under any other Loan Document.

“Payment Office” shall mean the Administrative Agent’s office located at 395 North Service Road, Melville, New York 11747 or such other office as the Administrative Agent may designate from time to time and, with respect to the Issuing Lender, its office located at 395 North Service Road, Melville, New York 11747, or such other office as the Administrative Agent or Issuing Lender may designate from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisitions” shall mean any Acquisition by the Company involving a Person which is engaged in a line of business which is the same or substantially similar to the business of the Company; provided (a) the Lender shall have received evidence reasonably satisfactory to them that any distribution rights or assets of such Person which are the subject of the Permitted Acquisition are, or will be promptly following the closing of such Permitted Acquisition, free and clear of all Liens, except Permitted Liens; (b) the Lenders shall have received not less than three (3) Business Days preceding the closing of such Permitted Acquisition, substantially final drafts of the documentation governing the proposed Acquisition, including, without limitation, the purchase agreement with respect thereto, together with such other additional documentation or information with respect to the proposed Acquisition as the Lenders may reasonably require; (c) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur after giving effect to the Acquisition on a pro forma basis; (d) the Lenders shall have received projections and pro forma financial statements showing that, after giving effect to such Acquisition, no Default or Event of Default shall have occurred, including compliance with the financial covenants set forth in Section 7.13 hereof; and (e) the Acquisition has either (i)

been approved by an officer of such Person which is transferring the distribution rights or assets having authority to grant such approval, (ii) been approved by the Board of Directors or other governing body of the Person which is the subject of the Acquisition or (iii) been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders or other members of such Person and subsequently approved by the shareholders or such members if shareholder or such member approval is required under applicable law or the by-laws, certificate of incorporation or other governing instruments of such Person.

“Permitted Liens” shall mean the Liens specified in clauses (a) through (g) of Section 7.02.

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.

“Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, which covers, or at any time during the five calendar years preceding the date of this Agreement covered, employees of the Company any Guarantor or an ERISA Affiliate on account of such employees’ employment by the Company, such Guarantor or an ERISA Affiliate.

“Pledge Agreements” shall mean such pledge agreements or other documents, as may be required in order to grant to the Administrative Agent (for the benefit of the Lenders and the Issuing Lender) a security interest in 65% of the issued and outstanding shares of stock or other ownership interest of any Non-Domestic Subsidiary, substantially in the form attached as Exhibit H hereto.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Credit Agreement” shall have the meaning ascribed to such term in the recitals hereof.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30 day notice requirement has not been waived by the PBGC.

“Required Lenders” shall mean Lenders owed at least 51% of the sum of the Aggregate Outstandings and the Term Loan or, if no Loans are outstanding, Lenders having at least 51% of the Total Revolving Credit Commitment.

“Reserve Adjusted Libor” shall mean, with respect to the Interest Period pertaining to an

Adjusted Libor Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Credit Loans to the Company, to acquire participations in Letters of Credit and to acquire participations in Swingline Loans, in an aggregate amount not to exceed the amount set forth on Schedule 2.01 hereto, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable, as such amounts may be adjusted in accordance with the terms of this Agreement.

“Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitment shall terminate as provided herein.

“Revolving Credit Commitment Termination Date” shall mean October 17, 2011.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans, its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Loans” shall have the meaning set forth in Section 2.01(a).

“Revolving Credit Notes” shall have the meaning set forth in Section 2.02.

“Security Agreement” shall mean the Security Agreement in the form attached as Exhibit D to be executed and delivered on the Closing Date by the Company, as same may be amended, restated, supplemented or otherwise modified, from time to time.

“Security Documents” shall mean the Security Agreement, the Pledge Agreements and each other collateral security document delivered to the Administrative Agent hereunder.

“Solvent” shall mean with respect to any Person as of the date of determination thereof that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.

“Standby Letter of Credit” shall mean any letter of credit issued to support an obligation of the Company and which may be drawn on only upon the failure of the Company to perform such obligation or other contingency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Reserve Adjusted Libor, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Adjusted Libor Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” or “Subordinated Indebtedness” shall mean all debt which is subordinated in right of payment to the prior final and indefeasible payment in full of the obligations of the Company to the Lenders and the Issuing Lender hereunder and under any other Loan Document on terms satisfactory to and approved in writing by the Required Lenders.

“Subsidiaries” shall mean, with respect to any Person, any corporation, association or other business entity more than 50% of the voting stock or other ownership interests (including, without limitation, membership interests in a limited liability company) of which is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Commitment Proportion of the total Swingline Exposure at such time.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made pursuant to Section 2.05.

“Swingline Note” shall have the meaning set forth in Section 2.05(e) hereof.

“Taxes” shall have the meaning set forth in Section 3.09.

“Term Loan” shall have the meaning set forth in Section 2.03 hereof.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Term Loans to the Company in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 hereto, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, which shall be $65,000, in the aggregate.

“Term Loan Maturity Date” shall mean October 17, 2011.

“Term Note” shall have the meaning set forth in Section 2.01.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Total Commitments” shall mean, at any time, the aggregate of the Commitments in effect at such time, which, initially, shall be $75,000,000.

“Total Debt” shall mean all (i) indebtedness or liability for borrowed money; (ii) the deferred purchase price of property (excluding trade obligations but including earn-out obligations reflected on the consolidated balance sheet of the Company and its Subsidiaries); (iii) obligations as a lessee under capital leases; and (iv) obligations to reimburse a letter of credit issuer for draws under letters of credit, all as determined on a Consolidated basis for the Company and its Subsidiaries, all in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate of the Revolving Credit Commitments in effect at such time which, initially, shall be $10,000,000.

“Type” shall mean as to any Loan its status as an Alternate Base Rate Loan or an Adjusted Libor Loan.

“Unfunded Capital Expenditures” shall mean Capital Expenditures not financed with the proceeds of indebtedness for borrowed money, including without limitation, with the proceeds of a Loan, or through a Capital Lease.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Unused Fee Rate” shall have the definition set forth in the definition of Applicable Margin.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles. The term “including” shall not be limited or exclusive, unless specifically indicated to the contrary. The word “will” shall be construed to have the same meaning in effect as the word “shall”. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement.

ARTICLE II

LOANS AND LETTERS OF CREDITS

SECTION 2.01. Revolving Credit Loans.

(a) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, each Lender severally agrees to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Company from time to time during the Revolving Credit Commitment Period, in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided, however, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan, the Aggregate Outstandings would exceed the Total Revolving Credit Commitment in effect at such time. During the Revolving Credit Commitment Period, the Company may from time to time borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Credit Commitment Termination Date, subject to the terms, provisions and limitations set forth herein. The Revolving Credit Loans may be (i) Adjusted Libor Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof.

(b) The Company shall give the Administrative Agent irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m., New York, New York time, three Business Days prior to the date of each proposed Adjusted Libor Loan under this Section 2.01 or prior to 11:00 a.m. New York, New York time on the date of each proposed Alternate Base Rate Loan under this Section 2.01. Such notice shall be irrevocable and shall specify (i) the amount and Type of the proposed borrowing, (ii) the proposed use of the loan proceeds, (iii) the initial Interest Period if an Adjusted Libor Loan, and (iv) the proposed Borrowing Date. Upon receipt of such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof. Except for borrowings which utilize the full remaining amount of the Total Revolving Credit Commitment, each borrowing of an Alternate Base Rate Loan shall be in an amount not less than $100,000 or, if greater, whole multiples of $100,000 in excess thereof. Each borrowing of an Adjusted Libor Loan shall be in an amount not less than $500,000 or whole multiples of $100,000 in excess thereof.

(c) The Company shall have the right, upon not less than three Business Days’ prior written notice to the Administrative Agent to terminate the Total Revolving Credit Commitment or from time to time to permanently reduce the amount of the Total Revolving Credit Commitment; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Aggregate Outstandings would exceed the Total Revolving Credit Commitment as then reduced; provided, further, that any such termination or reduction requiring prepayment of any Adjusted Libor Loan shall be made only on the last day of the Interest Period with respect thereto or on the date of payment in full of all amounts owing pursuant to Section 3.08 as a result of such termination or reduction. Any such reduction shall be in the amount of $100,000 or whole multiples of $100,000 in excess thereof, and shall reduce permanently the amount of the Total Revolving Credit Commitment then in effect.

(d) The several agreements of the Lenders to make Revolving Credit Loans pursuant to this Section 2.01 shall automatically terminate on the Revolving Credit Commitment Termination Date. Upon such termination, the Company shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder, including, without limitation, amounts due in respect of Letters of Credit.

SECTION 2.02. Revolving Credit Note. The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Company (individually, a “Revolving Credit Note” and collectively the “Revolving Credit Notes”), substantially in the form attached hereto as Exhibit A, each appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of such Lender in a principal amount equal to the Revolving Credit Commitment of such Lender. Each Revolving Credit Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Commitment Termination Date, and (c) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01. Each Lender is authorized to record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan in such Lender’s records or on the grid schedule annexed to the Revolving Credit Note; provided, however, that the failure of a Lender to set forth each such Revolving Credit Loan, payment and other information shall not in any manner affect the obligation of the Company to repay each Revolving Credit Loan made by such Lender in accordance with the terms of its Revolving Credit Note and this Agreement. The Revolving Credit Note, the grid schedule and the books and records of each Lender shall constitute presumptive evidence of the information so recorded absent manifest error.

SECTION 2.03. Term Loan. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (individually, a “Term Loan” and collectively, the “Term Loans”) to the Company upon satisfaction of the conditions set forth in Section 5.03 hereof in an amount not to exceed its Term Loan Commitment. The Company shall give the Administrative Agent irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time three Business Days prior to the Closing Date specifying (i) the amount to be borrowed, which shall not exceed the Term Loan Commitment, (ii) the Type or Types of such Term Loans and the related amounts for each and (iii) if such Term Loan is an Adjusted Libor Loan, the initial Interest Period selected for such Term Loan. Upon receipt of such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof. The Term Loans may, at the election of the Company, be (i) Adjusted Libor Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof. The Term Loan Commitment shall terminate upon funding of the Term Loans on the Closing Date.

SECTION 2.04. Term Note. The Term Loan made by each Lender shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit B, with appropriate insertions (individually a “Term Note” and, collectively, the “Term Notes”) payable to the order of such Lender and representing the obligation of the Company to pay the unpaid principal amount of the Term Loan of such Lender with interest thereon as prescribed in Section 3.01. Each Lender is authorized to record the Type of its Term Loan and the date and amount of each payment or prepayment of principal thereof in such Lender’s records or on the grid schedule annexed to the Term Note; provided, however, that the failure of a Lender to set forth each payment and other information shall not in any manner affect the obligation of the Company to repay the Term Loan made by such Lender in accordance with the terms of its Term Note and this Agreement. The Term Note, the grid schedule and the books and records of each Lender shall constitute presumptive evidence of the information so recorded absent manifest error. Each Term Note shall (a) be dated the Closing Date, (b) be stated to mature on the Term Loan Maturity Date and (c) be payable as to principal in nineteen consecutive equal quarterly installments commencing on March 31, 2007 and on the last day of each March, June, September and December thereafter, with a twentieth and final payment on the Term Loan Maturity Date. The amount of such payments received by each Lender on each of the initial nineteen installment dates shall be in the amount of each Lender’s Commitment Proportion of $3,250,000, and the last installment received by each Lender shall be in the amount of each Lender’s Commitment Proportion of the remaining principal amount outstanding. Each Term Note shall bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Section 3.01.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Company from time to time during the Revolving Credit Commitment Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $2,500,000 or (ii) Aggregate Outstandings exceeding the Total Revolving Credit Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be an Alternate Base Rate Loan and each borrowing of a Swingline Loan shall be in an amount not less than $100,000 or, if greater, whole multiples of $100,000 in excess thereof. The Company hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Commitment Termination Date and within 10 Business Day after the date such Swingline Loan is made.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Commitment Proportion of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Commitment Proportion of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Total Revolving Credit Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 3.11 with respect to Loans made by such Lender (and Section 3.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative

Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

(d) The agreement of the Swingline Lender to make Swingline Loans pursuant to this Section 2.05 shall automatically terminate on the Revolving Credit Commitment Termination Date. Upon such termination, the Company shall immediately repay the Swingline Lender or the Administrative Agent, as applicable, in full the principal amount of the Swingline Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.

(e) The Swingline Loans made by the Swingline Lender shall be evidenced by a promissory note of the Company (the “Swingline Note”), substantially in the form attached hereto as Exhibit C, appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of the Swingline Lender in a principal amount equal to the Swingline Commitment. The Swingline Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Commitment Termination Date, and (c) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01 hereof. The Swingline Lender is authorized to record the date and amount of each Swingline Loan and the date and amount of each payment or prepayment of principal of each Swingline Loan in the Swingline Lender’s records or on the grid schedule annexed to the Swingline Note; provided, however, that the failure of the Swingline Lender to set forth each such Swingline Loan, payment and other information shall not in any manner affect the obligation of the Company to repay each Swingline Loan made by the Swingline Lender in accordance with the terms of the Swingline Note and this Agreement. The Swingline Note, the grid schedule and the books and records of the Swingline Lender shall constitute presumptive evidence of the information so recorded absent demonstrable error.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Revolving Credit Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Company also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000 and (ii) the sum of the total Revolving Credit Exposures, shall not exceed the Total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Commitment Proportion of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Commitment Proportion of each LC Disbursement made by the Issuing Lender and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $100,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01 or 2.06 that such payment be financed with an Revolving Credit Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Loan or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Commitment Proportion thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Commitment Proportion of the payment then due from the Company, in the same manner as provided in Section 3.11 with respect to Loans made by such Lender (and Section 3.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of an Revolving Credit Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.01(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced

Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.04. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (g) or (h) of Article VIII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

ARTICLE III

PROVISIONS RELATING TO ALL EXTENSIONS OF CREDIT;

FEES AND PAYMENTS

SECTION 3.01. Interest Rate; Continuation and Conversion of Loans.

(a) Each Alternate Base Rate Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Each Adjusted Libor Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Reserve Adjusted Libor determined for each Interest Period thereof in accordance with the terms hereof plus the Applicable Margin.

(c) Upon the occurrence and during the continuance of an Event of Default the outstanding principal amount of the Loans (excluding any defaulted payment of principal accruing interest in accordance with clause (d) below), shall, at the option of the Required Lenders, bear interest payable on demand at a rate of interest 2% per annum in excess of the interest rate otherwise then in effect or, if no rate is in effect, 2% per annum in excess of the Alternate Base Rate.

(d) If the Company shall default in the payment of the principal of, or interest on, any portion of any Loan or any other amount becoming due hereunder, including, without limitation, reimbursement of drawings under Letters of Credit, whether with respect to interest, fees, expenses or otherwise, the Company shall on demand from time to time pay additional interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) calculated as follows: the amount of such past due payment of principal, interest, fees or expenses times (a) 2% per annum in excess of the rate otherwise in effect or, if no rate is in effect, 2% per annum in excess of the Alternate Base Rate times (b) the number of days that such payment is past due, determined on a year of 360 days.

(e) The Company may elect from time to time to convert outstanding Loans from Adjusted Libor Loans to Alternate Base Rate Loans by giving the Administrative Agent at least three Business Day’s prior irrevocable written notice of such election, provided that any such conversion of Adjusted Libor Loans shall only be made on the last day of an Interest Period with respect thereto or upon the date of payment in full of any amounts owing pursuant to Section 3.08 as a result of such conversion. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. The Company may elect from time to time to convert outstanding Loans from Alternate Base Rate Loans to Adjusted Libor Loans by giving the Administrative Agent irrevocable written notice of such election not later than 11:00 a.m. New York, New York time, three Business Days prior to the date of the proposed conversion. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that each conversion shall be in the principal amount of $500,000 or whole multiples of $100,000 in excess thereof, and further provided that no Default or Event of Default shall have occurred and be continuing. Any conversion to or from Adjusted Libor Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Adjusted Libor Loans having the same Interest Period shall not be less than $500,000. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(f) Any Adjusted Libor Loan in a minimum principal amount of $500,000 may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in the definition of Interest Period; provided, that no Adjusted Libor Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan on the last day of the Interest Period in effect when the Administrative Agent is notified, or otherwise has actual knowledge, of such Default or Event of Default.

(g) If the Company shall fail to select the duration of any Interest Period for any Adjusted Libor Loan in accordance with the definition of “Interest Period” set forth in Section 1.01, the Company shall be deemed to have selected an Interest Period of one month.

(h) No Loan may be funded as an Adjusted Libor Loan or converted to or continued as an Adjusted Libor Loan with an Interest Period that extends beyond the Revolving Credit Commitment Termination Date, with respect to the Revolving Credit Loans, or the Term Loan Maturity Date, with respect to the Term Loan.

(i) Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on the basis year of 360 days and shall be payable for the actual days elapsed. Any rate of interest on the Loans or other Obligations which is computed on the basis of the Alternate Base Rate shall change when and as the Alternate Base Rate changes in accordance with the definition thereof. Each determination by the Administrative Agent of an interest rate or fee hereunder shall, absent demonstrable error, be conclusive and binding for all purposes.

(j) Anything in this Agreement or in any Note to the contrary notwithstanding, the obligation of the Company to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to a Lender to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to such Lender limiting the rates of interest that may be charged or collected by such Lender. In each such event payments of interest required to be paid to such Lender shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by such Lender. If the provisions of this Agreement or any Note would at any time otherwise require payment by the Company to any Lender of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to such Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount.

SECTION 3.02. Use of Proceeds. The proceeds of the Revolving Credit Loans shall be solely used to (a) finance the working capital needs and general corporate purposes of the Company in the ordinary course of business and (b) to finance the cost of Permitted Acquisitions not to exceed $10,000,000. The Term Loan shall be used by the Company to fund the purchase price in connection with the Medegen Acquisition. The Swingline Loans shall be used by the Company for general working capital and other corporate purposes. Commercial Letters of Credit shall be issued by the Issuing Lender hereunder for the account of the Company and shall be issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Company in the ordinary course of its business. Standby Letters of Credit shall be issued by the Issuing Lender for the account of the Company and shall be issued for purposes in connection with, and in the ordinary course of, the business of the Company consistent with historical purposes of standby letters of credit issued for the account of the Company prior to the date hereof.

SECTION 3.03. Prepayments.

(a) The Company may, at any time and from time to time, prepay the then outstanding Loans, in whole or in part, without premium or penalty, except as provided in Section 3.08 hereof, upon written notice to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time, three Business Days before the date of prepayment with respect to prepayments of Adjusted Libor Loans, or 11:00 a.m. New York, New York time one Business Day before the date of prepayment with respect to Alternate Base Rate Loans (including a Swingline Loan). Each notice shall be irrevocable and shall specify the date and amount of repayment and whether such repayment is of the Revolving Credit Loans or the Term Loan and whether such repayment is of Adjusted Libor Loans or Alternate Base Rate Loans or a combination thereof, and if a combination thereof, the amount of repayment allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Each partial prepayment pursuant to this Section 3.03 of (x) Alternate Base Rate Loans shall be in a principal amount of $100,000 or whole multiples of $100,000 in excess thereof and (y) of Adjusted LIBOR Loans shall be in a principal amount of $500,000 or whole multiples of $500,000 in excess thereof.

(b) Commencing March 31, 2008 and annually thereafter, the Company shall repay the Term Loan in an amount equal to 50% of Excess Cash Flow, less amounts equal to any principal balance of the Term Loan voluntarily prepaid by the Company during the relevant fiscal year.

(c) Each prepayment of principal of a Loan pursuant to this Section 3.03 shall be accompanied by accrued interest to the date prepaid on the amount prepaid and all amounts, if any, due pursuant to Section 3.08 hereof. All partial prepayments of the Term Loan, shall be applied to the remaining installments of principal thereof in inverse order of maturity.

Prepayments of the Term Loan may not be reborrowed. Partial prepayments of any Loan shall be applied first to outstanding Alternate Base Rate Loans and then to Adjusted Libor Loans having the shortest remaining Interest Periods. Prepayments of Adjusted Libor Loans shall be accompanied by the amounts, if any, due pursuant to Section 3.08.

SECTION 3.04. Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of, and pro rata distribution to, each Lender a commitment fee on the average daily unused portion of the Revolving Credit Commitment from the Closing Date until the Revolving Credit Commitment Termination Date at a rate per annum equal to the Unused Fee Rate, based upon a year of 360 days, payable quarterly, in arrears, on the last day of each December, March, June, and September of each year, commencing December 31, 2006, on the Revolving Credit Commitment Termination Date, and on each date the Revolving Credit Commitment is permanently reduced in whole or in part; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Adjusted Libor Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Lender a fronting fee equal to one-quarter of one percent (.25%) of the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Issuing Lender, on demand, in addition to the amounts set forth in clause (b) all standard fees and commissions charged by the Issuing Lender with respect to the issuance and maintenance of letters of credit, (including, without limitation, amendments to letters of credit) which fees and commissions are provided for in schedules available from the Issuing Lender, and which fees and commissions may change from time to time without notice to the Company.

(d) The Company agrees to pay the Administrative Agent for the Administrative Agent’s own account, such agency, syndication and other fees as separately agreed between the Administrative Agent and the Company.

SECTION 3.05. Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Reserve Adjusted Libor applicable pursuant to Section 3.01(b) for any requested Interest Period with respect to (a) the making of an Adjusted Libor Loan, (b) an Adjusted Libor Loan that will result from the requested conversion of an Alternate Base Rate Loan into an Adjusted Libor Loan, or (c) the continuation of an Adjusted Libor Loan beyond the expiration of the then current Interest Period with respect thereto, the Administrative Agent shall forthwith give notice by telephone of such determination, promptly confirmed in writing, to the Company of such determination. Until the Administrative Agent notifies the Company that the circumstances giving rise to the suspension described herein no longer exist, the Company shall not have the right to request or continue an Adjusted Libor Loan or to convert an Alternate Base Rate Loan to an Adjusted Libor Loan.

SECTION 3.06. Illegality. Notwithstanding any other provisions herein, if any introduction of or change, on or after the date hereof, in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Adjusted Libor Loans as contemplated by this Agreement, such Lender shall forthwith give notice by telephone of such circumstances, promptly confirmed in writing, to the Administrative Agent, which notice the Administrative Agent shall promptly transmit to the Company and the other Lenders and (a) the commitment of such Lender to make and to allow conversion to or continuations of Adjusted Libor Loans shall forthwith be cancelled for the duration of such illegality and (b) the Loans then outstanding as Adjusted Libor Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the next succeeding last day of each Interest Period applicable to such Adjusted Libor Loans or, within such earlier period as may be required by law. The Company shall pay to such Lender, upon demand, any additional amounts required to be paid pursuant to Section 3.08 hereof.

SECTION 3.07. Increased Costs. (a) In the event that any introduction of or change, on or after the date hereof, in any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law, of or from any central bank or other governmental authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which:

(i) shall subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit or any Loan, or change the basis of taxation of payments to such Lender or the Issuing Lender of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of such Lender or Issuing Lender or lending office of such Lender or Issuing Lender and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s or Issuing Lender’s lending office is located, or by any jurisdiction in which such Lender is organized, has its principal office or is managed and controlled); or

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender or the Issuing Lender; or

(iii) shall impose on any Lender or the Issuing Lender any other condition, or change therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining or participating in advances or extensions of credit hereunder or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Creditor or to reduce any amount receivable hereunder, in each case by an amount which such Lender deems material, then, in any such case, the Company shall pay such Lender or the Issuing Lender, such additional amount or amounts as such Lender or the Issuing Lender shall have determined will compensate such Lender or the Issuing Lender for such increased costs or reduction.

(b) If any Lender or the Issuing Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or the Issuing Lender (or any lending office of any Lender or the Issuing Lender) or any Lender’s or the Issuing Lender’s holding company, with any request or directive regarding capital adequacy (whether or not having the force of the law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company as a consequence of its obligations hereunder to a level below that which such Lender or the Issuing Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Lender to be material, then from time to time, the Company shall pay to such Lender, the additional amount or amounts as such Lender or the Issuing Lender shall have determined will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender holding company for such reduction. Such Lender’s or the Issuing Lender’s determination of such amounts shall be conclusive and binding on the Company absent manifest error.

(c) A certificate of (a) Lender or the Issuing Lender setting forth the amount or amounts payable pursuant to Sections 3.07(a) and 3.07(b) above shall be conclusive absent manifest error. The Company shall pay any Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) In the event any Lender or the Issuing Lender shall be entitled to compensation pursuant to Section 3.07(a) or Section 3.07(b), it shall notify the Administrative Agent and Company of the event by reason of which it has become so entitled; provided, however, no failure on the part of any Lender or the Issuing Lender to demand compensation under clause (a) or clause (b) above on one occasion shall constitute a waiver of its right to demand compensation on any other occasion.

SECTION 3.08. Indemnity. The Company agree to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense which such Lender may sustain or incur, including, without limitation, interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain Adjusted Libor Loans hereunder, as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Adjusted Libor Loan, (b) default by the Company to accept or make a borrowing of an Adjusted Libor Loan or a conversion into or continuation of an Adjusted Libor Loan after the Company have requested such borrowing, conversion or continuation, (c) default by the Company in making any prepayment of any Adjusted Libor Loan after the Company give notice in accordance with Section 3.03 of this Agreement and/or (d) the making of any payment or prepayment (whether mandatory or optional) of an Adjusted Libor Loan or the making of any conversion of an Adjusted Libor Loan to an Alternate Base Rate Loan on a day which is not the last day of the applicable Interest Period with respect thereto. A certificate of a Lender setting forth such amounts shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any certificate within ten days after receipt thereof. This Section 3.08 shall survive termination of this Agreement and payment of the Obligations.

SECTION 3.09. Taxes.

(a) All payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes imposed on the Administrative Agent, or a Lender or the Issuing Lender by (i) the United States of America or any political subdivision or taxing authority thereof or therein, (ii) the jurisdiction under the laws of which the Administrative Agent, or such Lender or the Issuing Lender is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein, or (iii) any jurisdiction in which such Lender’s or the Issuing Lender’s lending office is located or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, or any Lender or the Issuing Lender hereunder, or under the Notes, the amount so payable to the Administrative Agent, such Lender or the Issuing Lender shall be increased to the extent necessary to yield to the Administrative Agent, such Lender or the Issuing Lender (after payment of all Taxes and free and clear of all liability in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Company, the Company shall promptly send to the Administrative Agent for its own account or for the account of such Lender or the Issuing Lender, as the case may be, a certified copy of an original official receipt showing payment thereof. If the Company fails to pay Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent, the Lenders and the Issuing Lender for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, any Lender or the Issuing Lender as a result of any such failure together with any expenses payable by the Administrative Agent, any Lender or the Issuing Lender in connection therewith.

(b) Prior to the first Interest Payment Date, each Lender that is not organized under the laws of the United States or a state thereof agrees that it will deliver to the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States back-up withholding tax. Each Lender which delivers to the Company and the Administrative Agent a Form W-8BEN or W-8ECI and Form W-8 or W-9 pursuant to the preceding sentence further undertakes to deliver to Administrative Agent two further copies of the said statement and Form W-8BEN or W-8ECI and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Administrative Agent, certifying in the case of a Form W-8BEN or W-8ECI that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

SECTION 3.10. Pro Rata Treatment and Payments. Each borrowing by the Company from the Lenders, each conversion of a Loan pursuant to Section 3.01(e) or continuation of a Loan pursuant to Section 3.01(f), each payment by the Company on account of any fee (other than with respect to fees for the account of the Administrative Agent and the

Issuing Lender described in Section 3.04, reimbursements by the Company to the Issuing Lender with respect to drawings under Letters of Credit pursuant to Section 2.06 and payments to the Swingline Lender of Swingline Loans) and any reduction of the Revolving Credit Commitments or the Term Loan Commitments of the Lenders hereunder shall be made pro rata according to the respective Commitment Proportions of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on each Loan shall be made pro rata according to the respective outstanding principal amounts of such Loans held by each Lender. All payments (including prepayments) to be made by the Company on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders (except as specified in Sections 2.06(e) and Section 3.04) at the Payment Office of the Administrative Agent in Dollars in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds by wire transfer of each Lender’s portion of such payment to such Lender for the account of its lending office. The Administrative Agent may, in its sole discretion, directly charge principal and interest payments due in respect of the Loans to the Company’s accounts at the Payment Office or other office of the Administrative Agent. The Issuing Lender may, in its sole discretion, directly charge reimbursement obligations with respect to Letters of Credit to the Company’s accounts at any office of the Issuing Lender. Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

SECTION 3.11. Funding and Disbursement of Loans.

(a) Each Lender shall make each Loan to be made by it hereunder available to the Administrative Agent at the Payment Office for the account of such office and the Administrative Agent by 1:00 p.m. New York, New York time on the Borrowing Date in Dollars in immediately available funds, provided that Swingline Loans shall be made as provided in Section 2.05. Unless any applicable condition specified in Article V has not been satisfied, the amount so received by Administrative Agent will be made available to the Company at the Payment Office by crediting the account of the Company with such amount and in like funds as received by the Administrative Agent; provided, however, that if the proceeds of any Loan or any portion thereof are to be used to prepay outstanding Loans, then the Administrative Agent shall apply such proceeds for such purpose to extent necessary and credit the balance, if any, to the Company’s account; provided further that Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Lender.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a proposed Borrowing Date that such Lender will not make the amount which would constitute its Commitment Proportion of the borrowing on such Borrowing Date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the

Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Administrative Agent until a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand interest on such Lender’s Commitment Proportion of such borrowing at a rate equal to the greater of (i) the daily average Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation during such period, from and including such Borrowing Date to the date on which such Lender’s Commitment Proportion of such borrowing shall have become immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts due pursuant to this Section 3.11(b) shall be conclusive absent manifest error. Nothing herein shall be deemed to relieve any Lender from its obligations to fulfill its commitment hereunder or to prejudice any right which the Company may have against any Lender as a result of any default by such Lender hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Issuing Lender and each Lender to enter into this Agreement and to make the financial accommodations herein provided for, the Company represents and warrants to the Administrative Agent, the Issuing Lender and each Lender that:

SECTION 4.01. Organization Powers. The Company (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) has the corporate power and authority to own its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification except those jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) has the corporate power to execute, deliver and perform each of the Loan Documents to which it is a party, including, without limitation, the power to obtain extensions of credit hereunder and to execute and deliver the Notes. Each Guarantor is or will be, as applicable, a corporation, limited liability company or limited partnership (as indicated on Schedule I hereto) duly organized or formed, as applicable, validly existing and in good standing under the laws of the state of its incorporation or formation, (b) has the power and authority to own or lease its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification, and (d) has the power to execute, deliver and perform each of the Loan Documents to which it is a party.

SECTION 4.02. Authorization of Borrowing, Enforceable Obligations. The execution, delivery and performance by the Company of this Agreement, and the other Loan Documents to which it is a party, the borrowings hereunder, and the execution and delivery by each of the Guarantors of the Loan Documents to which such Guarantor is a party, (a) have been duly authorized by all requisite corporate action, (b) will not violate or require any consent under (i) any provision of law applicable to the Company or any Guarantor, any rule or regulation of any Governmental Authority, or the certificate of incorporation or by-laws of the Company or the certificate of incorporation, by-laws, or other organizational documents, as applicable, of any Guarantor or (ii) any order of any court or other Governmental Authority binding on the Company or any Guarantor or any indenture, agreement or other instrument to which the Company or any Guarantor is a party, or by which the Company or any Guarantor or any of their respective properties are bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, of any nature whatsoever upon any of the property or assets of the Company or any Guarantor other than as contemplated by this Agreement or the other Loan Documents. This Agreement and each other Loan Document to which the Company or any Guarantor is a party constitutes a legal, valid and binding obligation of the Company and such Guarantor enforceable, as the case may be, against the Company and such Guarantor, as the case may be, in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium, insolvency and similar laws affecting creditors’ rights generally or by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03. Financial Condition.

(a) The Company has heretofore furnished to the Agent and each Lender (i) the audited balance sheet of the Company and the related audited statements of income, retained earnings and cash flow of the Company audited by Grant Thornton LLP, independent certified public accountants, for the fiscal year ended March 31, 2006, and (ii) the management-prepared balance sheet of the Company and the related statements of income, retained earnings and cash flow for the three month period ended June 30, 2006. Such financial statements were prepared in conformity with Generally Accepted Accounting Principles, applied on a consistent basis, and fairly present the financial condition and results of operations of the Company as of the date of such financial statements and for the periods to which they relate, subject to normal year end adjustments and, since March 31, 2006, no Material Adverse Effect has occurred. The Company shall deliver to the Administrative Agent, with a copy for each Lender, a certificate of the Financial Officer of the Company to that effect on the Closing Date. Other than obligations and liabilities arising in the ordinary course of business since March 31, 2006, there are no obligations or liabilities contingent or otherwise, of the Company which are not reflected or disclosed on such audited statements.

(b) The Company is Solvent and immediately after giving effect to each respective Loan and each other extension of credit contemplated by this Agreement and the execution of each Loan Document, will be Solvent.

SECTION 4.04. Taxes. All assessed deficiencies resulting from Internal Revenue Service examinations of the federal income tax returns of the Company and each Guarantor have been discharged or reserved against in accordance with Generally Accepted Accounting

Principles. The Company and each Guarantor has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except taxes which are being contested in good faith and which are reserved against in accordance with Generally Accepted Accounting Principles.

SECTION 4.05. Title to Properties. The Company and each Guarantor has good title to their respective properties and assets reflected on the financial statements referred to in Section 4.03 hereof, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of all Liens other than Permitted Liens.

SECTION 4.06. Litigation. (a) There are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or any Guarantor) pending or, to the knowledge of the Company, threatened or affecting against the Company or any Guarantor at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against the Company or such Guarantor, could reasonably be expected to result in a Material Adverse Effect; and (b) neither the Company nor any Guarantor is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.07. Agreements. Neither the Company nor any Guarantor is a party to any agreement or instrument or, with respect to the Company, subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 4.08. Compliance with ERISA. Each Plan is in compliance with ERISA; no Plan is insolvent or in reorganization, no Plan or Plans have an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency; no Reportable Event has occurred with respect to any Plan; neither the Company, any Guarantor, nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing sections on account of the prior termination of participation in or contributions to any such Plan; no proceedings have been instituted to terminate any Plan; no condition exists which could reasonably be expected to present a risk to the Company, any Guarantor or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Company, any Guarantor or any of its ERISA Affiliates exists or is likely to arise on account of any Plan and the Company and each Guarantor may terminate contributions to any other employee benefit plans maintained by it without incurring any material liability to any Person interested therein.

SECTION 4.09. Federal Reserve Regulations; Use of Proceeds.

(a) Neither the Company nor any Guarantor is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended from time to time).

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

(c) The proceeds of each Loan shall be used solely for the purposes permitted under Section 3.02.

SECTION 4.10. Approvals. No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or any Guarantor, or with the execution and delivery of other Loan Documents to which it is a party or with respect to the Company, the borrowings hereunder.

SECTION 4.11. Subsidiaries and Affiliates. Attached hereto as Schedule I is a correct and complete list of all Subsidiaries and Affiliates of the Company showing as to each Subsidiary and Affiliate, its name, the jurisdiction of its incorporation, its shareholders or other owners of an interest in each Subsidiary and Affiliate and the ownership of each such entity (including the percentage of the ownership interest held by each such entity). The shareholders of the Company and their respective percentage ownership in the Company are identified on Schedule I. As of the Closing Date, the Company has no Subsidiaries.

SECTION 4.12. Hazardous Materials. Except as set forth on Schedule 4.12 hereof, the Company and each Guarantor is in compliance in all material respects with all applicable Environmental Laws and neither the Company nor any Guarantor has used Hazardous Materials on, from, or affecting any property now owned or occupied or previously owned or occupied by the Company or any Guarantor in any manner which violates any applicable Environmental Law. To the knowledge of the Company, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in any manner which violates any applicable Environmental Law.

SECTION 4.13. Investment Company Act. Neither the Company nor any Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.14. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 4.15. Material Contracts. All Material Contracts are disclosed on Schedule VI hereto. Each such Material Contract is in full force and effect and is binding upon and enforceable against the Company and, to the Company’s knowledge, all other parties thereto in accordance with its terms, and there exists no default under any Material Contract by the Company or by any other party thereto which has not been fully cured or waived.

SECTION 4.16. Permits and Licenses. The Company and each Guarantor has all permits, licenses, certifications, authorizations and approvals required for it lawfully to own and operate their respective businesses except those the failure of which to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.17. Compliance with Law. The Company and each Guarantor is in compliance, with all laws, rules, regulations, orders and decrees which are applicable to the Company or such Guarantor, or to any of their respective properties, which the failure to comply with could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.18. Security Documents. Each Security Document executed by the Company shall constitute a valid and continuing lien on and security interest in the collateral referred to in such Security Document in favor of the Administrative Agent for the ratable benefit of the Lenders prior to all other Liens, claims and right of all other Persons, other than Permitted Liens, and shall be enforceable as such against all other Persons.

SECTION 4.19. Disclosure. Neither this Agreement, any other Loan Document, nor any other document, certificate or written statement furnished to the Lender by or on behalf of the Company or any Guarantor for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

SECTION 4.20. Medegen Acquisition. Immediately following the consummation of the Medegen Acquisition and the transactions contemplated by this Agreement (including, without limitation, the funding of the initial Revolving Credit Loans), (a) the fair value of the assets of the Company will exceed its Indebtedness (including Subordinated Indebtedness), (b) the present fair saleable value of the property and assets of the Company will be greater than the amount required to pay the probable liabilities of its Indebtedness (including Subordinated Indebtedness), (c) the Company will be able to pay its Indebtedness (including Subordinated Indebtedness), as such Indebtedness shall mature, and (d) the Company will not have unreasonably small capital in order to conduct the business in which it is engaged.

SECTION 4.21. Medegen Acquisition Documents. The Company has heretofore delivered to the Bank a true, correct and complete copy of the Medegen Acquisition Documents. The Medegen Acquisition Documents set forth the entire agreement of the parties thereto with respect to the subject matter thereof. No consent or approval, authorization or declaration of any Governmental Authority is or will be required in connection with the Medegen Acquisition. The Company has acquired, by virtue of the consummation of the Medegen Acquisition and now has valid, legal and marketable title to the membership interest of Medegen Newco and Medegen Products to be acquired pursuant to the Medegen Purchase Agreement, free and clear of any Lien, except for Permitted Liens. The representations and warranties of the Company in Article III of the Medegen Purchase Agreement are true and correct in all respects and are hereby deemed remade and restated in favor of the Lenders.

ARTICLE V

CONDITIONS OF LENDING

SECTION 5.01. Conditions to Initial Extension of Credit. The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder, including the initial Loans, is subject to the following conditions precedent:

(a) Notes. On or prior to the Closing Date, the Administrative Agent shall have received a Revolving Credit Note and a Term Note for the account of each Lender and the Swingline Note for the account of the Swingline Lender.

(b) Guaranties. On or prior to the Closing Date, the Administrative Agent shall have received, with a counterpart for each Lender, a Guaranty duly executed by each Guarantor, if any.

(c) Security Documents; Financing Statements. On or prior to the Closing Date, the Administrative Agent shall have received, with a counterpart for each Lender, the Security Documents, each duly executed by the Company with duly executed financing statements on form UCC-1 describing the collateral covered by the Security Documents.

(d) Opinion of Counsel. On or prior to the Closing Date, the Administrative Agent shall have received a written opinion of counsel for the Company and the Guarantors dated the Closing Date and addressed to the Administrative Agent and each Lender, substantially in the form of Exhibit F attached hereto.

(e) Supporting Documents. On or prior to the Closing Date, the Administrative Agent shall have received, with a copy for each Lender, (i) a certificate of good standing for the Company and each Guarantor from the secretary of state of the state of its organizational jurisdiction dated as of a recent date; (ii) certified copies of the charter documents of the Company and Guarantor; (iii) a certificate of an authorized officer or member of the Company and each Guarantor dated the Closing Date and certifying: (x) that the charter documents of Person have not been amended since the date of their certification (or if there has been any such amendment, attaching a certified copy thereof); (y) that attached thereto is a true and complete copy of resolutions adopted by the board of directors or members, as applicable, of such Person authorizing the execution, delivery and performance of each Loan Document to which it is a party; and (z) the incumbency and specimen signature of each officer or member of such Person executing each Loan Document to which it is a party and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer or member of such Person as to the incumbency and signature of the Person executing such certificate; and (iv) such other documents as the Administrative Agent may reasonably request.

(f) Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate dated the Closing Date, executed by (i) an Executive Officer confirming compliance with the conditions set forth and clauses (a) and (b) of Section 5.02.

(g) Insurance. On or prior to the Closing Date, the Administrative Agent shall have received a certificate or certificates of insurance from an independent insurance broker or brokers confirming the insurance required to be maintained pursuant to Section 6.01 hereof, and evidence that the Administrative Agent (for the benefit of itself and the other Lenders) has been named loss payee and additional insured, as applicable, with respect to each policy of such insurance.

(h) Assets Free from Liens. Prior to the Closing Date, the Administrative Agent shall have received UCC-1 financing statement, tax and judgment lien searches evidencing that the Company’s and each Guarantor’s accounts receivable, inventory, equipment and all other assets of the Company, each Guarantor, Medegen Newco and Medegen Products are free and clear of all Liens except Permitted Liens.

(i) Fees and Expenses. On or prior to the Closing Date, the Administrative Agent shall have received the fees payable on the Closing Date pursuant to Section 3.04(b) and reimbursement of expenses in accordance with Section 10.03(b).

(j) No Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any Guarantor pending or, to the knowledge of the Company, threatened before any court, governmental agency or arbiter that could reasonably be expected to be adversely determined against the Company or any Guarantor and, if so adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k) Consents and Approvals. All governmental and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement, the other Loan Documents, shall have been obtained (without the imposition of any conditions that are not acceptable to the Required Lenders) and shall remain in effect, and no law or regulation shall be applicable in the judgment of the Required Lenders that imposes materially adverse conditions upon the transactions contemplated hereby.

(l) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Company or any Guarantor.

(m) Material Contracts. The Lenders shall have received a copy of each Material Contract and shall be satisfied with the form and substance of each thereof.

(n) Due Diligence. The Lenders shall have completed their due diligence with respect to the Company, each Guarantor, Medegen Newco and Medegen Products, including, without limitation, bank checks, trade checks, customer checks and litigation checkings and the Lenders shall be satisfied with the results thereof.

(o) Employment Agreements. The Lenders shall have received copies of all employment agreements and management consulting agreements to which the Company or any Guarantor is a party, which agreements shall be in form and substance satisfactory to the Required Lenders.

(p) Lease Schedule. Prior to the Closing Date, the Lenders shall have received schedule of all lease agreements to which the Company or any Guarantor is a party, which schedule shall include the identity of the lessor, the lessee, the term of the lease, the annual lease expenditures, the expiration of the lease and whether such lease is an operating lease or a capital lease, and the Lender shall be satisfied with its review thereof.

(r) Medegen Acquisition Documents. The Lenders shall have received (a) certified true, correct and complete copies of each Medegen Acquisition Document, including, without limitation the Medegen Purchase Agreement, the schedules and exhibits thereto, and any guaranties or security agreements executed in connection therewith, which documents shall be in form and substance satisfactory to the Bank and (b) copies of the due diligence investigation conducted by the Company with respect to Medegen Newco and Medegen Products, including without limitation, its accounting and insurance review, and the Lenders and their counsel shall be satisfied with all legal and business aspects of the Medegen Acquisition, including the structure, the liabilities to be assumed by the Company in connection therewith, the costs of such transaction and the valuation of the assets to be purchased thereunder.

(s) Consummation of Medegen Acquisition. The Lenders shall have received, (a) a certificate of an Executive Officer of the Company certifying that (i) the Medegen Acquisition has been consummated (other than the payment of the purchase price) in accordance with the terms of the Medegen Acquisition Documents and in compliance with all laws, including without limitation laws relating to bulk asset sales, (ii) that all conditions precedent with respect to the consummation of the Medegen Acquisition have been satisfied, (iii) no party to the Medegen Acquisition has waived the fulfillment of any material condition precedent set forth therein to the consummation of the Medegen Acquisition, (iv) no party has failed to perform any of its obligations thereunder and (v) nothing has come to the attention of the Company which would cause it to believe that any of the representations or warranties of Medegen Newco, Medegen Products and Medegen Holdings, LLC contained in the Medegen Purchase Agreement were false or misleading when made or when reaffirmed on the Closing Date, (b) evidence that the cash purchase price paid by the Company pursuant to the Medegen Transaction shall not exceed $80,000,000, and (c) evidence that the Company, Medegen Newco and Medegen Holdings, LLC have approved the Medegen Acquisition.

(t) Financial Statements; Financial Officer’s Certificate. No later than fifteen (15) days prior to the Closing Date the Lenders shall have received (i) the pro-forma balance sheet of the Company as of the Closing Date, based upon the financial statements of the Company as of June 30, 2006 after giving effect to the Medegen Acquisition, (ii) copies of the audited balance sheet and income statement of the Borrower for the fiscal years ended March 31, 2005 and March 31, 2006, (iii) the balance sheet of the Company and the related statements of income, retained earnings and cash flow for the three month period ended June 30, 2006 and (iv) financial projections (including balance sheets, income statements and statements of cash flows) of the Company for the fiscal years ending March 31, 2007 through and including March 31, 2011. All such financial statements shall have been prepared in good faith based on reasonable assumptions and the Required Lenders shall have been satisfied with the form and substance thereof. In addition, on the Closing Date the Lenders shall have received a certificate of the Financial Officer of the Company as to the matters set forth in Section 4.03 hereof.

(u) Other Information, Documentation. The Lenders shall have received such other and further information and documentation as they may require, including, but not limited to, any information or documentation relating to compliance by the Company and each Guarantor with the requirements of all Environmental Laws.

(v) Completion of Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents, shall be satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 5.02. Conditions to All Extensions of Credit. The obligation of each Lender to make each Loan hereunder and the obligation of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, including, without limitation, the initial Loan, are subject to the conditions precedent set forth in Section 5.01 and the following conditions precedent:

(a) Representations and Warranties. The representations and warranties by the Company and each Guarantor, if any, pursuant to this Agreement and the Loan Documents to which each is a party shall be true and correct on and as of the Borrowing Date or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though such representations and warranties had been made on and as of the Borrowing Date.

(b) No Default. The Company and each Guarantor, if any, shall be in compliance with all the terms and provisions set forth herein or in any other Loan Document on their part to be observed or performed, and no Default or Event of Default, shall have occurred and be continuing on the Borrowing Date or on the date of issuance, amendment, renewal or extension of a Letter of Credit or will result after giving effect to the Loan requested or the requested issuance, amendment, renewal or extension of a Letter of Credit.

(c) Availability. After giving effect to any requested Revolving Credit Loan, the Aggregate Outstandings shall not exceed the Total Revolving Credit Commitment then in effect.

(d) Additional Documentation. With respect to the issuance, amendment, renewal or extension of any Letter of Credit, the Bank shall have received the documents and instruments requested by the Issuing Lender in accordance with Section 2.06 hereof.

Each borrowing hereunder shall constitute a representation and warranty of the Company that the statements contained in clauses (a), (b), and (c) of Section 5.02 are true and correct on and as of the Borrowing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Company covenants and agrees with the Administrative Agent, the Issuing Lender and the Lenders that so long as the Commitments remain in effect, or any of the principal of or interest on the Notes or any other Obligations hereunder shall be unpaid it will, and will cause each Guarantor to:

SECTION 6.01. Existence, Properties, Insurance. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or limited liability existence as applicable, rights and franchises and comply in all material respects with all laws applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all of its property, and keep the same in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted in the ordinary course at all times; and at all times maintain insurance covering its assets and its businesses with financially sound and reputable insurance companies or associations in such amounts and against such risks (including, without limitation, hazard, business interruption, public liability and product liability) as are usually carried by companies engaged in the same or similar business. Each such policy of insurance of the Company and any Guarantor shall name the Administrative Agent as loss payee and additional insured, as applicable, and shall provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any modification or cancellation of such policies. The Company shall provide to the Administrative Agent promptly upon receipt thereof evidence of the annual renewal of each such policy.

SECTION 6.02. Payment of Indebtedness and Taxes. (a) Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable, and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither the Company nor any Guarantor shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Company or such Guarantor, as the case may be, shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, levy or claim so contested; further, provided that, subject to the foregoing proviso, the Company and each Guarantor shall pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefor.

SECTION 6.03. Financial Statements, Reports, etc.. Furnish to each Lender:

(a) within ninety (90) days of the end of each fiscal year of the Company, or such earlier date on which the following is required to be filed with the Securities and Exchange Commission, a copy of the audited Consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the related audited Consolidated statements of income, shareholders’ equity and cash flow for such year, setting forth in comparative form the respective figures as of the end of and for the previous fiscal year, and accompanied by a report thereon of independent certified public accountants of recognized standing selected by the Company and satisfactory to the Administrative Agent and the Required Lenders (the “Auditor”), which report shall be unqualified; and which statements shall be prepared in accordance with Generally Accepted Accounting Principles, applied on a consistent basis; provided that the requirements of this Section 6.03(a) shall be deemed satisfied by delivery to each Lender within the time period specified above of an electronic copy of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) which includes the financial statements described in this Section 6.03(a) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission;

(b) as soon as available, but in any event not later than 45 days after the end of each first, second and third fiscal quarter of the Company, a copy of the Consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarter and the related

Consolidated interim statements of income, shareholders’ equity and cash flow for such quarter and the portion of the fiscal year through such date and setting forth in each case in comparative form the respective figures for the corresponding date and period in the previous fiscal year, prepared by management of the Company in accordance with Generally Accepted Accounting Principles, applied on a consistent basis, and accompanied by a certificate to that effect executed by the Financial Officer of the Company; provided that the requirements of this Section 6.03(b) shall be deemed satisfied by delivery to each Lender within the time period specified above of an electronic copy of the Company’s Quarterly Report on Form 10-Q for such fiscal quarter, which includes the financial statements described in this Section 6.03(b), prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission;

(c) a certificate prepared and signed by the Financial Officer with each delivery required by clauses (a) and (b), as to whether or not, as of the close of such preceding period and at all times during such preceding period, the Company was in compliance with all the provisions in this Agreement, showing computation of financial covenants and quantitative negative covenants, and if the Financial Officer shall have obtained knowledge of any default in such compliance or notice of such default, it shall disclose in such certificate such default or defaults or notice thereof and the nature thereof, whether or not the same shall constitute a Default or an Event of Default hereunder;

(d) at all times indicated in clause (a) above a copy of the management letter, if any, prepared by the Auditor;

(e) promptly after filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports which the Company or any Guarantor shall file with the Securities and Exchange Commission or shall send to its shareholders, provided that if such documents and information are available on or through the Company’s website, the Company may comply with this clause (h) by delivering a notice to the Lenders setting forth a written reference to such documents and information to be found on or through such website;

(f) promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not reasonably be expected to result in any materially adverse action to be taken by such agency; and

(g) promptly, from time to time, such other information regarding the operations, business affairs and condition (financial or otherwise) of the Company or the Guarantors as any Lender may reasonably request.

Notwithstanding anything to the contrary herein if, at any time, the Company shall create, establish or acquire of any Subsidiary, all financial statements and other information to be provided to the Administrative Agent and the Lenders pursuant to this Section 6.03 shall be prepared on a consolidated basis with respect to the Company and such Subsidiary or Subsidiaries, as applicable.

SECTION 6.04. Books and Records; Access to Premises. Keep adequate records and proper books of record and account in which complete entries will be made in a manner to enable the preparation of financial statements in accordance with Generally Accepted Accounting Principles, and which shall reflect all financial transactions of the Company and each of the Guarantors. At any time, and from time to time (and provided that no Default or Event of Default has occurred and is continuing, upon reasonable prior notice), permit the Administrative Agent or any agent or representative thereof, to examine and request copies of and abstracts from the books and records of such information which such Lender deems is necessary or desirable (including, without limitation, the financial records of the Company and each Guarantor) and to visit the properties of the Company and each Guarantor and to discuss the affairs, finances and accounts of the Company and each Guarantor with any of their executive officers or independent accountants; and as often as required at any time upon reasonable notice to the Company and during normal business hours, permit the Administrative Agent or any agent or representative thereof, to examine and audit the inventory and Receivables of the Company, provided that so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall only conduct one audit in each fiscal year of the Company. The Company shall pay, upon demand, the costs, expenses and charges incurred by the Administrative Agent or its agents and representatives in connection with any such examination and audits in accordance with Section 10.03 hereof, provided that so long as no Default or Event of Default shall have occurred, the Company shall pay for the costs, expenses and charges of only one such asset audit per year.

SECTION 6.05. Notice of Adverse Change. Promptly notify the Administrative Agent in writing of (a) any change in the business or the operations of the Company or any Guarantor which could reasonably be expected to have a Material Adverse Effect, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Administrative Agent or the Lenders pursuant to this Agreement, fail, in any material respect, to present fairly, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

SECTION 6.06. Notice of Default. Promptly notify the Administrative Agent of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action, if any, which is proposed to be taken with respect thereto.

SECTION 6.07. Notice of Litigation. Promptly notify the Administrative Agent of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined against the Company or any Guarantor on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.08. Notice of Default in Other Agreements. Promptly notify the Administrative Agent of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Guarantor is a party which default could reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Notice of ERISA Event. Promptly deliver to the Administrative Agent a certificate of the Financial Officer of the Company setting forth details as to such occurrence and such action, if any, which the Company, a Guarantor or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, such Guarantor, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator, with respect thereto: that a Reportable Event has occurred with respect to a Plan, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that one or more Plans have an Unfunded Current Liability giving rise to a Lien under ERISA, that proceedings may be or have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Company, any Guarantor or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA. The Company will deliver to each Lender a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to each Lender pursuant to the first sentence hereof, copies of annual reports and any other notices received by the Company or such Guarantor required to be delivered to each Lender hereunder shall be delivered to each Lender no later than ten days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Company or any Guarantor.

SECTION 6.10. Notice of Environmental Law Violations. Promptly notify the Administrative Agent of the receipt of any notice of an action, suit, and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending against the Company or any Guarantor relating to any alleged violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.11. Notice Regarding Material Contracts. Promptly notify the Administrative Agent of (a) any termination, material amendment, material supplement or other material modification of any Material Contract and (b) the occurrence of a default by the Company or any Guarantor, or by any other party to any Material Contract of which the Company is aware.

SECTION 6.12. Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, the breach of which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.13. Subsidiaries. The Company or a Guarantor, as appropriate, shall (a) concurrently with the creation, establishment or acquisition of a Non-Domestic Subsidiary, (i) execute a Pledge Agreement (or such other agreement as shall be required by the Administrative Agent), as applicable, with respect to not more than 65% of the capital stock of each Subsidiary of such Person which is or becomes a Non-Domestic Subsidiary, and (ii) deliver an opinion of counsel addressed to the Administrative Agent and each Lender that such Pledge Agreement is valid and enforceable in the jurisdiction of formation of such Non-Domestic Subsidiary, and (b) concurrently with the creation, establishment or acquisition of Domestic Subsidiary, (i) cause each Subsidiary of such Person which is a Domestic Subsidiary to execute a Guaranty, in the form of Exhibit E hereto, and a Security Agreement, in the form of Exhibit D hereto, (ii) deliver a favorable written opinion of counsel addressed to the Administrative Agent and each Lender, with respect to such Domestic Subsidiary and with respect to the documents required to be executed by such Domestic Subsidiary pursuant to this Section 6.13, substantially in the form attached hereto as Exhibit F, and (iii) provide to each Lender the supporting documents identified in clauses (i), (ii), and (iii) of Section 5.01(e) hereof in each case with respect to such Domestic Subsidiary. In no event shall the Company be required to pledge any of the assets of a Subsidiary of the Company that is a controlled foreign corporation, as defined in Section 957(a) of the Code, including, but not limited, to the stock of any Subsidiary of the Company held directly or indirectly by any such Subsidiary.

SECTION 6.14. Environmental Laws. Comply in all material respects with the requirements of all Environmental Laws, provide to the Lenders all documentation in connection with such compliance that the Lenders may reasonably request, and defend, indemnify, and hold harmless the Administrative Agent and each Lender and their respective employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, or release of any Hazardous Materials on any property at any time owned or occupied by the Company or any Guarantor; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (d) any violation of applicable Environmental Laws, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.

ARTICLE VII

NEGATIVE COVENANTS

The Company covenants and agrees that so long as the Commitments remain in effect or any of the principal of or interest on any Note or any other Obligations hereunder shall be unpaid, it will not, and will not cause or permit any Guarantor, directly or indirectly, to:

SECTION 7.01. Indebtedness. Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, other than:

(a) Indebtedness incurred prior to the date hereof as described in Schedule II attached hereto, but not including any renewals or extensions thereof;

(b) Indebtedness to the Lenders and the Issuing Lender under this Agreement, the Notes or any other Loan Document;

(c) Indebtedness for trade payables incurred in the ordinary course of business; provided such payables shall be paid or discharged when due;

(d) Indebtedness consisting of guarantees permitted pursuant to Section 7.03;

(e) Subordinated Indebtedness; provided, however, that no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the incurrence of such Subordinated Indebtedness;

(f) Indebtedness secured by purchase money liens as permitted under Section 7.02(f);

(g) Indebtedness owing by the Company to any Guarantor or from any Guarantor to the Company or any other Guarantor;

(h) Indebtedness owing by the Company to JPMorgan Chase Bank in connection with Hedging Agreements; and

(i) Indebtedness owing by the Company to the IRB in connection with the IRB Transaction, in an amount not to exceed $2,890,000.

SECTION 7.02. Liens. Incur, create, assume or suffer to exist any Lien on any of their respective assets now or hereafter owned, other than:

(a) Liens existing on the date hereof as set forth on Schedule III attached hereto, but not including any renewals or extensions thereof;

(b) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of the Company or the Guarantors in accordance with Generally Accepted Accounting Principles;

(c) carriers’, warehousemens’, mechanics’, suppliers’ or other like Liens arising in the ordinary course of business and (i) not overdue for a period of more than 30 days or (ii) which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Administrative Agent in any of the collateral subject to the Security Documents, provided, however, that adequate reserves with respect thereto are maintained on the books of the Company or the Guarantors in accordance with Generally Accepted Accounting Principles;

(d) deposits under workmen’s compensation, unemployment insurance and social security laws;

(e) liens granted to the Lenders or the Administrative Agent, for the ratable benefit of the Lenders, under this Agreement or any other Loan Document;

(f) purchase money liens for fixed or capital assets including obligations with respect to Capital Leases; provided in each case (i) no Default or Event of Default shall have occurred and be continuing or shall occur after giving effect to such lien, (ii) such purchase money lien does not exceed 100% of the purchase price of, and encumbers only, the property acquired, and (iii) such purchase money Lien does not secure any Indebtedness other than in respect of the purchase price of the asset acquired; and

(g) liens granted to the IRB in connection with the IRB Transaction, provided that such liens only encumber the IRB Collateral.

SECTION 7.03. Guaranties. Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:

(a) guaranties executed on or prior to the date hereof as described on Schedule IV attached hereto including any renewals or extension thereof;

(b) endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

(c) guaranties of any Indebtedness owing to the Administrative Agent and the Lenders; and

(d) guaranties by the Guarantors of Indebtedness of the Company permitted pursuant to Section 7.01(c).

SECTION 7.04. Sale of Assets. Sell, assign, lease, transfer or otherwise dispose of any of their now owned or hereafter acquired respective properties and assets, whether or not pursuant to an order of a federal agency or commission, except for the sale of inventory disposed of in the ordinary course of business and the sale of the Hauppauge Premises upon 30 days prior written notice to the Administrative Agent and delivery of such documents and agreements as may be reasonably required by the Administrative Agent.

SECTION 7.05. Sales of Receivables. Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company or any Guarantor, with or without recourse, except for collection in the ordinary course of business.

SECTION 7.06. Loans and Investments. Make or commit to make any advance, loan, extension of credit, or capital contribution to, or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person except (a) for the ownership of securities of any Subsidiaries existing as of the Closing Date or created after the Closing Date as permitted pursuant to Section 7.12 hereof or of any Person acquired in a Permitted Acquisition and provided that the Company has complied with its obligations under Section 6.13 with respect to such Subsidiary; (b) Eligible Investments; (c) loans and advances by the Company to any Guarantor and loans and advances by any Guarantor to the Company or any other Guarantor; and (d) the acquisition by the Company of the New Premises, provided that the Company shall give the Administrative Agent thirty (30) days prior written notice of such purchase of the New Premises and shall deliver such documents and agreements as may reasonably required by the Administrative Agent.

SECTION 7.07. Nature of Business. Change or alter, in any material respect, the nature of its business from the nature of the business engaged in by it on the date hereof.

SECTION 7.08. Sale and Leaseback. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, of it, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

SECTION 7.09. Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 7.10. Accounting Policies and Procedures. Permit any change in the accounting policies and procedures of the Company or any Guarantor, including a change in fiscal year, provided, however, that any policy or procedure required to be changed by the Financial Accounting Standards Board (or other board or committee thereof) in order to comply with Generally Accepted Accounting Principles may be so changed.

SECTION 7.11. Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations, or cause or permit, as a result of any intentional or negligent act or omission on the part of the Company, a release of Hazardous Materials onto such property or asset or onto any other property.

SECTION 7.12. Limitations on Fundamental Changes. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to, any Person, or, acquire all of the stock or all or substantially all of the assets or the business of any Person or liquidate, wind up or dissolve or suffer any liquidation or dissolution; provided, however, any Guarantor may merge with (a) the Company provided that the Company shall be the continuing or surviving entity, or (b) with any one or more Guarantors; provided, further, that, so long as no Default or Event of Default shall have occurred and be continuing or will occur immediately after giving effect to such declaration or payment, including, without limitation, any Default or Event of Default arising out of the failure to comply with the financial covenants set forth in Section 7.13 hereof, the Company may consummate Permitted Acquisitions, provided further that the aggregate consideration paid or payable by the Company for all such acquisitions shall not exceed $10,000,000 during the term of this Agreement.

SECTION 7.13. Financial Covenants.

(a) Minimum Net Worth. Permit Net Worth, at the end of any fiscal quarter, to be less that the amount set forth below opposite the applicable determination date:

Date	Amount
Closing Date through December 30, 2006	$86,314,000

December 31, 2006 and as at the last day of each fiscal quarter thereafter	Actual Net Worth of the Company and its Subsidiaries as of the previous fiscal quarter end, plus 50% of Net Income of the Company for the fiscal quarter then ending

(b) Maximum Leverage Ratio. Permit the Leverage Ratio at the end of any fiscal quarter to be greater than the ratio set forth below opposite the applicable period:

Period	Ratio
Closing Date through December 30, 2007	3.00:1.00
December 31, 2007 and thereafter	2.50:1.00

(c) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, at the end of any fiscal quarter, to be less than 1.25: 1.00.

(d) Maximum Capital Expenditures. Permit Capital Expenditures to exceed $4,000,000, during any fiscal year thereafter, provided however that if Capital Expenditures of the Company are less than such permitted amount in any fiscal year, the difference between the amount permitted and the actual Capital Expenditures for such year may be carried forward for no more than one fiscal year to be expended during such succeeding fiscal year, provided that nothing herein shall prevent the Company from carrying forward the unused portion of Capital Expenditures for the fiscal year ended March 31, 2006 through the fiscal year ending March 31, 2007. Such carried forward amount may only be applied after the permitted amount of Capital Expenditures has been expended in such succeeding fiscal year.

Notwithstanding anything to the contrary herein if, at any time, the Company shall create, establish or acquire of any Subsidiary or Subsidiaries, all financial covenants in this Section 7.13 shall be calculated on a consolidated basis with respect to the Company and such Subsidiary or Subsidiaries, as applicable.

SECTION 7.14. Subordinated Debt. Directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Debt or amend, supplement or otherwise modify any of the terms thereof without the prior written consent of the Required Lenders.

SECTION 7.15. Dividends. Declare any cash dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Company or any Guarantor, or warrant to purchase any class of stock or other equity interest of the Company or any Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of the Company or any Guarantor or in any combination thereof, or permit any Affiliate to make any payment on account of, or purchase or otherwise acquire, any shares of any class of the stock of the Company or any Guarantor from any Person; provided, that, so long as no Default or Event of Default shall have occurred and be continuing or will occur immediately after giving effect to such declaration or payment, including, without limitation, any Default or Event of Default arising out of the failure to comply with the financial covenants set forth in Section 7.13 hereof, (a) any Guarantor may declare and pay cash dividends to its immediate parent and (b) the Company may declare and pay cash dividends to its shareholders in an amount not to exceed $2,500,000, in any fiscal year and (c) the Company may repurchase or acquire shares of its stock, in an amount not to exceed $2,500,000, in the aggregate, during the term of this Agreement.

SECTION 7.16. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or Guarantor’s business and upon fair and reasonable terms no less favorable to the Company or Guarantor than they would obtain in a comparable arms-length transaction with a Person not an Affiliate.

SECTION 7.17. Impairment of Security Interest. Take or omit to take any action which could reasonably be expected to have the result of impairing the security interest in any property subject to a security interest in favor of the Administrative Agent or grant to any person any interest whatsoever in any property which is subject to a security interest in favor of the Administrative Agent.

SECTION 7.18. Medegen Acquisition Documents. Amend, restate, supplement or otherwise modify any Medegen Acquisition Document in any manner adverse to the interests of the Lenders.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01. Events of Default. In the case of the happening of any of the following events (each an “Event of Default”):

(a) failure by the Company to (i) pay the principal of or interest on any Loan, (ii) reimburse the Issuing Lender in respect of any Letter of Credit or (iii) pay any fees or other amounts payable under this Agreement, in each case, as and when due and payable;

(b) default shall be made in the due observance or performance of any covenant, condition or agreement of the Company or any Guarantor to be performed pursuant to this Agreement, the Notes or any other Loan Document;

(c) any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(d) any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(e) default in the performance or compliance in respect of any agreement or condition relating to any Indebtedness of the Company or any Guarantor in excess of $500,000 individually or in the aggregate (other than the Notes) if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof, or, any such Indebtedness shall not be paid when due;

(f) the Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing; or (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due; or any of the actions identified in the preceding clauses (i) through (vii) shall have occurred with respect to any Guarantor.

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for a substantial part of their property, or (iii) the winding-up or liquidation of the Company and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days; or any of the actions identified in the preceding clauses (i), (ii) or (iii) shall have occurred with respect to any Guarantor;

(h) One or more orders, judgments or decrees for the payment of money in excess of $500,000 in the aggregate shall be rendered against the Company or any Guarantor and the same shall not have been paid in accordance with such judgment, order or decree or settlement and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of thirty (30) days during which a stay of enforcement of such judgment, order or decree, by reason of pending appeal or otherwise, was not in effect;

(i) any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is applied for or granted under Section 412 of the Code, any Plan is terminated by the Company, any Guarantor or any ERISA Affiliate or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or the Company, any Guarantor, or any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of the Company or the granting of a security interest on such assets, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code;

(j) any material provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms or the Company or any Guarantor shall so assert in writing;

(k) a Change of Control shall have occurred;

(l) any of the Liens purported to be granted pursuant to any Security Document shall fail or cease for any reason to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall fail or cease to have the priority purported to be created thereby;

(o) a default shall have occurred and be continuing under any Medegen Acquisition Document; or

then, at any time thereafter during the continuance of any such event, the Administrative Agent may, and, upon the request of the Required Lenders, shall, by written or telephonic notice to the Company, take either or both of the following actions, at the same or different times, (a) terminate the Commitments, (b) declare (i) the Notes, both as to principal and interest, (ii) an amount equal to the maximum amount that may be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented or be entitled to present the drafts and other documents required to draw under such Letter of Credit), and (iii) all other Obligations, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding and (c) exercise any or all other remedies under the Loan Documents; provided, however, that if an event specified in Section 8.01(f) or (g) shall have occurred, the Commitments shall automatically terminate and interest, principal and amounts referred to in the preceding clauses (i), (ii) and (iii) shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01. Appointment, Powers and Immunities. Each Lender and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder, under the Security Documents and the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, the Security Documents and the other Loan Documents together with such other powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement, the Security Documents and the other Loan Documents and shall not be a trustee for any Lender or the Issuing Lender, nor is the Administrative Agent acting in a fiduciary capacity of any kind under this Agreement, the Security Documents or the other Loan Documents or in respect thereof or in respect of any

Lender or the Issuing Lender. The Administrative Agent shall not be responsible to the Lenders or the Issuing Lender for any recitals, statements, representations or warranties contained in this Agreement, the Security Documents, or the other Loan Documents, in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Security Documents or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Security Documents or the other Loan Documents or any other document referred to or provided for herein or therein or for the collectibility of the Loans or for the validity, effectiveness or value of any interest or security covered by the Security Documents or for the value of any collateral or for the validity or effectiveness of any assignment, mortgage, pledge, security agreement, financing statement, document or instrument, or for the filing, recording, re-filing, continuing or re-recording of any thereof or for any failure by the Company, or any of their respective Subsidiaries to perform any of its obligations hereunder or under the other Loan Documents. The Administrative Agent may take all actions by itself and/or it may employ agents and attorneys-in-fact, and shall not be responsible, except as to money or the securities received by it or its authorized agents, for the negligence or misconduct of itself or its employees or of any such agents or attorneys-in-fact, if such agents or attorneys-in-fact are selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder, under the Security Documents or the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

SECTION 9.02. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Security Documents or the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder, under the Security Documents or the other Loan Documents in accordance with instructions signed by the Required Lenders, or such other number of Lenders as is specified in Section 10.04 hereof, and such instructions of the Required Lenders or other number of Lenders as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

SECTION 9.03. Events of Default. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 9.07 hereof) take such action with respect to such Default as shall be directed by the Required Lenders, except as otherwise provided in Section 10.04 hereof; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or an Event of Default as it shall deem advisable in the best interest of the Lenders.

SECTION 9.04. Rights as a Lender. With respect to its Commitment and the Loans made by it, the Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company, any Guarantor or any of their respective Affiliates, if it were not acting as the Administrative Agent, and the Administrative Agent may accept fees and other consideration from the Company, any Guarantor or any of their respective Affiliates, for services in connection with this Agreement, the Security Documents or any of the other Loan Documents or otherwise without having to account for the same to the Lenders.

SECTION 9.05. Indemnification. The Lenders shall indemnify the Administrative Agent (to the extent not reimbursed by the Company under Section 10.03 hereof), ratably in accordance with the aggregate principal amount of the Loans made by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Security Documents or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses which the Company are obligated to pay under Section 10.03 hereof or under the applicable provisions of any other Loan Document) or the enforcement of any of the terms hereof or of the Security Documents, or of any other Loan Document, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

SECTION 9.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and the Guarantors and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, the Security Documents or the other Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company and the Guarantors of this Agreement, the Security Documents or the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company or any Guarantor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Security Documents, or the other Loan Documents, the Administrative Agent shall not have any duty or ability to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company, which may come into the possession of the Administrative Agent or any of its Affiliates.

SECTION 9.07. Failure to Act. Except for action expressly required of the Administrative Agent hereunder, or under the Security Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, except for its own gross negligence or willful misconduct.

SECTION 9.08. Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 9.08, the Administrative Agent may resign (the “resigning Agent”) at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor agent shall, provided no Event of Default has occurred and is continuing, be subject to the approval of the Company, such approval not to be unreasonably withheld or delayed. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent gives notice of its resignation, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.09. Sharing of Collateral and Payments. In the event that at any time any Lender shall obtain payment in respect of a Note or interest thereon, or receive any collateral in respect thereof, whether voluntarily or involuntarily, through the exercise of a right of banker’s lien, set-off or counterclaim against the Company or otherwise, in a greater proportion than the proportion received by any other Lender in respect of the corresponding Note held by it or interest thereon, then the Lender so receiving such greater proportionate payment shall purchase for cash from the other Lender or Lenders such portion of each such other Lender’s or Lenders’ Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Lender receiving the proportionate over-payment to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders each of which shall have a lien on its ratable portion of the amount described hereinafter obtained from the Company; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from the Lender which received the proportionate over-payment, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agree, to the extent they may do so under applicable law, that each Lender so purchasing a portion of another Lender’s Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered by hand to such party or one Business Day after being sent by overnight mail to the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, three (3) Business Days after the day on which mailed in the United States, addressed to such party at such address:

(a)	if to the Administrative Agent or the Issuing Lender at:

JPMorgan Chase Bank, N.A.

395 North Service Road

Melville, New York 11747

Attention:        Stephen Zajac, Senior Vice President

Telecopy:        (631) 755-5184

- and to -

JPMorgan Loan Services

Agency Unit

10 South Dearborn, 19th floor

Chicago, IL 60603

Attention:    Teresita Siao

Telecopy:     (312) 385-7096

(b)	if to the Company, at:

Medical Action Industries Inc.

800 Prime Place

Hauppauge, New York 11788

Attention:        Paul D. Meringolo, President

Telecopy:        (631) 761-0969

With a copy to:

Medical Action Industries Inc.
800 Prime Place
Hauppauge, New York 11788
Attention:	Richard G. Satin, General Counsel
Telecopy:	(631) 980-7872

(c) if to any Lender, to its address set forth in the signature page of this Agreement and to the person so designated;

- and -

(d) as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 10.01.

SECTION 10.02. Effectiveness; Survival. This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Administrative Agent. All representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Lenders of the Loans and the issuing of the Letters of Credit by the Issuing Lender, in each case, as herein contemplated and the execution and delivery to the Lenders of the Notes evidencing the Loans and shall continue in full force and effect so long as the Obligations hereunder are outstanding and unpaid and the Commitments are in effect. The obligations of the Company pursuant to Section 3.07, Section 3.08, Section 3.09 and Section 10.03 shall survive termination of this Agreement and payment of the Obligations.

SECTION 10.03. Indemnity and Expenses. The Company agrees (a) to indemnify, defend and hold harmless the Administrative Agent, each Lender, the Issuing Lender and their respective officers, directors, employees, and affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any legal or other expenses incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the wilful misconduct or gross negligence of such indemnified person, (b) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of and any amendment, supplement or modification to this Agreement, the Notes any other Loan

Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation, the reasonable fees and disbursements of Farrell Fritz, P.C., counsel to the Administrative Agent, (c) to pay to the Issuing Lender all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (d) to pay or reimburse each Lender, the Issuing Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement and preservation of any rights under this Agreement, the Notes, the other Loan Documents, and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Administrative Agent, the Issuing Lender and to the several Lenders, including all such out-of-pocket expenses incurred during any work-out, restructuring or negotiations in respect of the Obligations.

SECTION 10.04. Amendments and Waivers. With the written consent of the Required Lenders, the Administrative Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or any of the other Loan Documents or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder, and with the written consent of the Required Lenders, the Administrative Agent on behalf of the Lenders may execute and deliver to the Company a written instrument waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or any of the other Loan Documents or any Event of Default; provided, however, that no such waiver and no such amendment, or supplement or modification shall (a) extend the maturity of any Note, or change the amortization schedule of any Term Note, or any installment thereof, (b) reduce the amount payable or rate, or extend the time of payment of interest, on any Note or any fees payable to the Lenders hereunder, (c) reduce the principal amount of any Note, (d) amend, modify or waive any provision of this Section 10.04, (e) amend or modify any provision hereof specifying the percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination granting consent hereunder or reduce the percentage specified in the definition of Required Lenders, (f) consent to the assignment or transfer by the Company or any Guarantor of any of its rights or obligations under this Agreement or any other Loan Document, (g) except as expressly permitted pursuant to this Agreement or any other Loan Document release any significant collateral security granted to the Administrative Agent under the Security Documents, (h) release any Guarantor from its Guaranty, or (i) amend, waive or modify the provisions of Sections 7.06 and 7.12 with respect to the acquisition by the Company of any stock or assets of an unaffiliated Person, in each case specified in clauses (a) through (i) above without the written consent of all the Lenders; and provided, further, that no such waiver and no such amendment, supplement or modification shall (I) amend, modify, supplement or waive any provision of Section IX with respect to the Administrative Agent without the written consent of the Administrative Agent or (II) increase the amount of any Lenders’ Commitment without the written consent of such Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Administrative Agent and all future holders of the Notes.

SECTION 10.05. Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.07, 3.08 and 3.09 10 with respect to its participation in the Commitments, the Loans and Letters of Credit outstanding from time to time; provided, however, that no Participant shall be entitled to receive any greater amount pursuant to such sections than the Transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. No Participant shall have the right to consent to any amendment to, or waiver of, any provision of this Agreement, except the transferor Lender may provide in its agreement with the Participant that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in clause (a) through clause (h) of Section 10.04.

(c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Lender or any domestic banking affiliate thereof, and, with the consent of the Administrative Agent, and, provided no Event of Default has occurred and is continuing, the consent of the Company, such consent not to be unreasonably withheld or delayed, to one or more additional banks or financial institutions (“Purchasing Lenders”) all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance Agreement, executed by such Purchasing Lender, such transferor Lender and the Administrative Agent, and delivered to the Administrative Agent for its acceptance. Upon such execution, delivery and acceptance from and after the effective date specified in such Assignment and Acceptance Agreement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder with Commitments as set forth therein and (ii) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Acceptance Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Proportions arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under or in respect of this Agreement and the Notes. On or prior to the effective date specified in such Assignment and Acceptance Agreement, the Company, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note, a new Note to the order of such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance Agreement and, if the transferor Lender has retained any Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to such Commitment retained by it hereunder. Such new Notes shall be in a principal amount equal to the principal amount of such surrendered Note, shall be dated the date of the Note they replace and shall otherwise be in the form of the Note replaced thereby. The Note surrendered by the transferor Lender shall be returned by the Administrative Agent to the Company marked “cancelled”. Anything in this Section 10.05 to the contrary notwithstanding, no transfer to a Purchasing Lender shall be made pursuant to this paragraph (c) if such transfer by any one transferor Lender to any one Purchasing Lender (other than a Purchasing Lender which is a Lender hereunder prior to such transfer) (x) is less than $5,000,000 of the Commitments of such transferor Lender or (y) if less than all of the Commitment of such transferor Lender is transferred, after giving effect to such transfer the amount held by any Transferor Lender would be less than $5,000,000. Each transfer to a Purchasing Lender shall be made in the same pro rata portion with respect to the Revolving Credit Commitment and the Term Loan Commitments or, if all or any portion of the Term Loan Commitment shall have expired, the Term Loans.

(d) The Administrative Agent shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the commitments of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance Agreement executed by a transferor Lender and a Purchasing Lender, together with payment by the Purchasing Lender to the Administrative Agent of a registration and processing fee of $3,500 if the Purchasing Lender is not a Lender prior to the execution of an Assignment and Acceptance Agreement and $2,500 if the Purchasing Lender is a Lender prior to the execution of an Assignment and Acceptance Agreement, the Administrative Agent shall (i) accept such

Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register, and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Company.

(f) The Company authorizes each Lender (subject to Section 10.11) to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company and the Guarantors which has been delivered to such Lender by or on behalf of the Company or any Guarantor pursuant to this Agreement or which has been delivered to such Lender by the Company in connection with such Lender’s credit evaluation of the Company and the Guarantors prior to entering into this Agreement.

(g) If, pursuant to this Section 10.05, any interest in this Agreement, a participation agreement, or any Note is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Company, or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the Administrative Agent, the transferor Lender and the Company either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-88BEN (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the Administrative Agent, the transferor Lender and the Company) to provide the Administrative Agent, the transferor Lender and the Company, a new Form W-8ECI or Form W-88BEN upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(h) Any Lender may at any time pledge or assign or grant a security interest in all or any part of its rights under this Agreement and its Notes to a Federal Reserve Bank, provided that no such assignment shall release the transferor Lender from its Commitment or its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party to this Agreement.

SECTION 10.06. No Waiver; Cumulative Remedies. Neither any failure nor any delay on the part of any Lender, the Administrative Agent or the Issuing Lender in exercising any right, power or privilege hereunder or under any Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law.

SECTION 10.07. APPLICABLE LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

SECTION 10.08. SUBMISSION TO JURISDICTION; JURY WAIVER. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU OR COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN OR THE SUBJECT MATTER HEREOF THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT OR (ii) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE. THE COMPANY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT. EXCEPT AS PROHIBITED BY LAW, THE COMPANY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 10.08, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY (I) CERTIFIES THAT NEITHER THE LENDER NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE

LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS OR THE OTHER WAIVERS CONTAINED IN THIS AGREEMENT AND (II) ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, THE LENDER IS RELYING UPON, AMONG OTHER ITEMS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.08.

SECTION 10.09. Severability. In case any one or more of the provisions contained in this Agreement, any Note or any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 10.10. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, the Issuing Lender, and each Lender are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender, or any Lender to or for the credit or the account of the Company against any and all of the Obligations of the Company now and hereafter existing under this Agreement and the Notes held by the Administrative Agent, the Issuing Lender, or such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured. The rights of the Administrative Agent, the Issuing Lender, and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which they may have.

SECTION 10.11. Confidentiality. The Administrative Agent, the Issuing Lender, and each of the Lenders agree that it will not disclose without the prior consent of the Company (other than to affiliates of such Lenders and their respective directors, employees, auditors, counsel or other professional advisors and their respective counsel who are advised of the need to maintain the confidentiality thereof) any Confidential Information (as defined below) with respect to the Company or any Guarantor which is furnished by the Company or any Guarantor; provided that any Lender may disclose any such information (a) that is or has become generally available to the public; (b) as may be required or appropriate (i) in any report, statement or testimony submitted to any municipal, state or federal or other governmental regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or (ii) in connection with any request or requirement of any such regulatory body; (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; (d) to comply with any law, order, regulation or ruling applicable to such Lender; and (e) to any prospective Transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Lender; provided that such prospective Transferee agrees to be bound by this Section 10.11 to the same extent as such Lender. As used herein “Confidential Information” shall mean information with respect to the Company or any Guarantor which is not generally available to the public other than such information which after the date hereof becomes generally available to the public through no fault or action by any Lender or becomes available to a Lender on a nonconfidential basis from a source other than the Company or any Guarantor which to such Lender’s knowledge is not prohibited from disclosing such information by any contractual, legal or fiduciary obligation owed to the Company or any Guarantor. In the event of disclosure pursuant to the preceding clauses (b), (c) and (d) (other than in connection with bank executions and reporting to bank regulatory authorities) the disclosing Lender shall to the extent permitted by applicable law, make commercially reasonable efforts to notify the Company of the disclosure in advance thereof

SECTION 10.12. Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.13. Construction. This Agreement is the result of negotiations between, and has been reviewed by, the Company, the Administrative Agent, the Lenders and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either the Company or the Administrative Agent, or any Lender.

SECTION 10.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.

SECTION 10.15. USA Patriot Act Notification. The following notification is provided to the Company pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Company: When the Company opens an account, if the Company is an individual Bank will ask for the Company’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify the Company, and if the Company is not an individual Bank will ask for the Company’s name, taxpayer identification number, business address, and other information that will allow Bank to identify the Company. Bank may also ask, if the Company is an individual to see the Company’s driver’s license or other identifying documents, and if the Company is not an individual to see the Company’s legal organizational documents or other identifying documents.

[next page is signature page]

IN WITNESS WHEREOF, the Company, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

MEDICAL ACTION INDUSTRIES INC.

By:	/s/ Paul D. Meringolo

Name:	Paul D. Meringolo
Title:	Chief Executive Officer/President

JPMORGAN CHASE BANK,
as Administrative Agent and as a Lender

By:	/s/ Stephen Zajac

Name:	Stephen Zajac
Title:	Senior Vice President

Address for Notices:

395 North Service Road
Melville, New York 11747
	Attn:	Stephen Zajac, Relationship Manager for Medical Action Industries Inc.
	Telecopy:	(631) 755-5184

CITIBANK, N.A., as a Lender

By:	/s/ Stephen G. Kelly

Name:
Title:

Address for Notices:

730 Veterans Memorial Highway
Hauppauge, NY 11788
	Attn:	Stephen G. Kelly, Relationship Manager for Medical Action Industries Inc.
	Telecopy:	(631) 265-4888

SOVEREIGN BANK, N.A., as a Lender

By:	/s/ Antonia Badolato

Name:
Title:

Address for Notices:

3 Huntington Quadrangle
Suite 103 South
Melville NY 11747
	Attn:	Antonia Badolato, Relationship Manager for Medical Action Industries Inc.
	Telecopy:	(631) 531-0685

SCHEDULE I

Subsidiaries

MAI Acquisition Corp.

Medegen Newco, LLC

Medegen Medical Products, LLC

SCHEDULE II

Permitted Indebtedness (post closing)

- NONE -

SCHEDULE III

Existing Liens

- NONE-

SCHEDULE IV

Existing Guarantees

- NONE -

SCHEDULE V

Material Contracts

- NONE -

SCHEDULE VI

Excluded Machinery and Equipment located at

Arden, North Carolina

R530 Multivac packaging equipment

Telephone System

Paging system

On line printing equipment for

Multivac R7000 Packaging Equipment

On line printing equipment for

Multivac 855 Packaging Equipment

A&E Refrigeration and equipment

Large conference room furniture

Lobby furniture

Training room furniture

VP Manufacturing furniture

Office Furniture - QA

Shrink Wrappers (2)

Counting Scale

EXHIBIT A

REVOLVING CREDIT NOTE

$[ ]	Uniondale, New York
October , 2006

FOR VALUE RECEIVED, MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of [JPMORGAN CHASE BANK, N.A.] [CITIBANK, N.A.] [SOVEREIGN BANK] (the “Lender”), on or before the Revolving Credit Commitment Termination Date, the principal amount of [            ] MILLION DOLLARS ($[                    ]) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender to the Company under the Credit Agreement referred to below.

The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined, and to make principal repayments on this Note at the times which shall be determined, in accordance with the provisions of the Credit Agreement referred to below.

This Note is one of the “Revolving Credit Notes” referred to in the Credit Agreement dated as of October __, 2006, by and among the Company, the various Lenders (including the Lender) as are or may from time to time become parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Credit Loans evidenced hereby were made and are to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Each of the Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before transferring this Note it shall record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan previously made hereunder on the grid schedule annexed to this Note; provided, however, that the failure of the Lender or holder to set forth such Revolving Credit Loans, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay the Revolving Credit Loans made by the Lender in accordance with the terms of this Note.

This Note is subject to prepayment pursuant to Section 3.03 of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the office of JPMorgan Chase Bank, N.A., located at 395 North Service Road, Melville, New York 11747 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company and endorsers of this Note waive presentment, diligence, demand, protest, and notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[This Note is an amendment and restatement of, and is being issued in replacement of and in substitution for the Amended and Restated Revolving Credit Note dated October __, 2006 (the “Original Note”) in the original principal amount of $[6,000,000] [4,000,000] issued by the Company in favor of the Lender. The execution and delivery of this Note shall not be construed to have constituted a repayment of any principal of, or interest on, the Original Note. – FOR JPM/CITIBANK NOTES]

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

MEDICAL ACTION INDUSTRIES INC.

By:
Name:
Title:

SCHEDULE

Date of Loan	Principal Amount of Loan	Type of Loan	Interest Rate	Applicable Interest Period	Amount of Principal Paid	Notation Made By

EXHIBIT B

TERM NOTE

$	Uniondale, New York
October 21, 2006

FOR VALUE RECEIVED, MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of [JPMORGAN CHASE BANK, N.A.] [CITIBANK, N.A.] [SOVEREIGN BANK] (the “Lender”), on or before the Term Loan Maturity Date, the principal amount of                      DOLLARS ($                    ) in twenty (20) consecutive equal quarterly installments of $             each, commencing December 31, 2006 and continuing on the first day of each March, June, September, and December thereafter; provided, however, that the last such payment on the Term Loan Maturity Date shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan.

The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined, and to make principal repayments on this Note at the times which shall be determined, in accordance with the provisions of the Credit Agreement referred to below.

This Note is one of the “Term Notes” referred to in the Credit Agreement dated as of October __, 2006, by and among the Company, the various Lenders (including the Lender) as are or may from time to time become parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Each of the Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before transferring this Note it shall record the date, Type and amount of each payment or prepayment of principal of the Term Loan previously made hereunder on the grid schedule annexed to this Note; provided, however, that the failure of the Lender or holder to set forth such Term Loan, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay the Term Loan made by the Lender in accordance with the terms of this Note.

This Note is subject to optional and mandatory prepayments pursuant to Section 3.03 of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the office of JPMorgan Chase Bank, N.A., the Administrative Agent for the Lenders, located at 395 North Service Road, Melville, New York 11747 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company and endorsers of this Note waive presentment, diligence, demand, protest, and notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

MEDICAL ACTION INDUSTRIES INC.

By:
Name:
Title:

SCHEDULE

Date	Amount of Principal Payment	Outstanding Principal Balance	Type of Loan	Applicable Interest Rate	Amount of Interest Period	Notation Principal Paid	Made By

EXHIBIT C

SWINGLINE NOTE

$2,500,000	Uniondale, New York

October     , 2006

FOR VALUE RECEIVED, MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of JPMORGAN CHASE BANK, N.A. (the “Lender”), on or before the Revolving Credit Commitment Termination Date, the principal amount of TWO MILLION FIVE HUNDRED THOUSAND MILLION ($2,500,000) DOLLARS or, if less, the unpaid principal amount of all Swingline Loans made by the Lender to the Company under the Credit Agreement referred to below.

The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined, and to make principal repayments on this Note at the times which shall be determined, in accordance with the provisions of the Credit Agreement referred to below.

This Note is the “Swingline Note” referred to in the Credit Agreement dated as of October __, 2006, by and among the Company, the various Lenders (including the Lender) as are or may from time to time become parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Swingline Loans evidenced hereby were made and are to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Each of the Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before transferring this Note it shall record the date, Type and amount of each Swingline Loan and the date and amount of each payment or prepayment of principal of each Swingline Loan previously made hereunder on the grid schedule annexed to this Note; provided, however, that the failure of the Lender or holder to set forth such Swingline Loans, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay the Swingline Loans made by the Lender in accordance with the terms of this Note.

This Note is subject to prepayment pursuant to Section 3.03 of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the office of

JPMorgan Chase Bank, N.A., as Administrative for the Lenders, located at 395 North Service Road, Melville, New York 11747 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company and endorsers of this Note waive presentment, diligence, demand, protest, and notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

MEDICAL ACTION INDUSTRIES INC.

By:
Name:
Title:

SCHEDULE

Date	Amount of Principal Payment	Outstanding Principal Balance	Type of Loan	Applicable Interest Rate	Amount of Interest Period	Notation Principal Paid	Made By

EXHIBIT D

FORM OF

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of October __, 2006, by and among each of the entities identified on the signature page hereto under the heading “Grantor” (each a “Grantor” and, collectively, the “Grantors”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the ratable benefit of the Credit Parties from time to time party to the Credit Agreement referred to below (in such capacity, the “Secured Party”).

RECITALS

A. Medical Action Industries Inc., a Delaware corporation (the “Company”), JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders party thereto have entered into an Credit Agreement, dated as of the date hereof (as the same may be hereafter amended, modified, restated or supplemented from time to time, the “Credit Agreement”) pursuant to which the Company will receive loans and other financial accommodations from the Credit Parties and will incur Obligations (as hereinafter defined).

B. To induce the Credit Parties to extend credit to the Company on and after the date hereof as provided in the Credit Agreement, each Grantor desires to grant the Credit Parties security and assurance in order to secure the payment and performance of all Obligations and to that effect to grant the Secured Party a first priority perfected security interest in its assets and, in connection therewith, to execute and deliver this Agreement.

Accordingly, the parties hereto hereby agree as follows:

DEFINITIONS:

(a) Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Uniform Commercial Code as in effect in the State of New York (the “UCC”).

(b) Capitalized terms used herein and not otherwise defined shall have the following meanings:

“Agreement”: means this Agreement and shall include all amendments, modifications and supplements hereto and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Business Day”: has the meaning assigned to such term in the Credit Agreement.

“Collateral”: means the following property of each Grantor, wherever located, and whether now owned or hereafter acquired or arising:

(i)	Accounts;

(ii)	Chattel paper, including Electronic Chattel Paper;

(iii)	Goods, including all Inventory and Equipment and any accessions thereto;

(iv)	Instruments, including Promissory Notes;

(v)	Investment Property;

(vi)	Documents;

(vii)	Deposit Accounts;

(viii)	Commercial Tort Claims, if any, identified on Schedule A annexed hereto;

(ix)	Letter-of-Credit Rights;

(x)	General Intangibles, including Payment Intangibles and Software;

(xi)	Supporting Obligations;

(xii)	to the extent not listed above, all other personal property; and

(xiii)	to the extent not listed above as original collateral, proceeds and products of the foregoing.

“Credit Party”: means collectively, the Administrative Agent and each of the Lenders.

“Default”: has the meaning assigned to such term in the Credit Agreement.

“Event of Default”: has the meaning assigned to such term in the Credit Agreement.

“Liens”: has the meaning assigned to such term in the Credit Agreement.

“Loan Documents”: has the meaning assigned to such term in the Credit Agreement.

“Loans”: has the meaning assigned to such term in the Credit Agreement.

“Obligations”: means (i) all obligations, liabilities and indebtedness of each Grantor to the Credit Parties, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, arising under or relating to this Agreement or any other Loan Document to which it is a party (including, without limitation, with respect to the Company, all obligations, liabilities and indebtedness with respect to the principal of and interest on the Loans), including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, and interest that but for the filing of a petition in bankruptcy with respect to any Grantor would accrue on such obligations, whether or not a claim is allowed against such Grantor for such interest in the related bankruptcy proceeding, and all fees, costs, expenses and indemnity obligations of the Grantors to the Credit Parties hereunder, or under any other Loan Document, and (ii) all obligations of the Company under each interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure of the Company, in each case, entered into with any Credit Party.

“Person”: has the meaning assigned to such term in the Credit Agreement.

(c) Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles. The term “including” shall not be limited or exclusive, unless specifically indicated to the contrary. The word “will” shall be construed to have the same meaning in effect as the word “shall”. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement.

I. SECURITY

SECTION 1.01. Grant of Security. As security for the Obligations, each Grantor hereby transfers, assigns and grants to the Secured Party for the ratable benefit of the Credit Parties a security interest in the Collateral.

SECTION 1.02. Release and Satisfaction. Upon the termination of this Agreement and the indefeasible payment in full of the Obligations, the Secured Party shall deliver to each Grantor, upon request therefor and at such Grantor’s expense, releases and satisfactions of all financing statements, notices of assignment and other registrations of security.

II. REPRESENTATIONS AND WARRANTIES

SECTION 2.01. Representations and Warranties With Respect to Security. Each Grantor hereby represents and warrants to the Secured Party for the ratable benefit of the Credit Parties as follows:

(a) Name. Each Grantor’s exact legal name, state of incorporation or organization and organizational number is set forth on Schedule A annexed hereto.

(b) Ownership of Collateral. Each Grantor owns all of its personal property and assets, including, without limitation, the Collateral, free and clear of all Liens, other than the Liens permitted under Section 7.02 of the Credit Agreement.

(c) Trademarks, Patents and Copyrights. Annexed hereto as Schedule A is a complete list of all patents, trademarks, copyrights, applications therefor, and other similar General Intangibles which each Grantor owns or has the right to use as of the date of this Agreement. There are no assertions or claims challenging the validity of any of the foregoing. The business of each Grantor as now conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others. There is no infringement of any General Intangible of any Grantor.

(d) Accounts. Annexed hereto as Schedule A is a list identifying the chief executive office or principal place of business of each Grantor and all addresses at which each Grantor maintains books or records relating to its Accounts as of the date of this Agreement.

(e) Inventory. Annexed hereto as Schedule A is a list identifying all addresses where each Grantor maintains its Inventory as of the date of this Agreement. No Grantor’s Inventory is currently maintained or will be maintained with any bailee that issues negotiable warehouse receipts or other negotiable instruments therefore.

(f) Equipment. Annexed hereto as Schedule A is a list identifying all the addresses where the Equipment of each Grantor is located.

(g) Trade Names. Except as set forth on Schedule A annexed hereto, each Grantor has not done during the five years prior to this Agreement, and does not currently do, business under fictitious business names or trade names. No Grantor has been known under any other name during such five year period. Each Grantor will only change its name or do business under any other fictitious business names or trade names during the term of this Agreement after giving not less than thirty (30) Business Days’ prior written notice to the Secured Party.

(h) Acquired Collateral. Except as set forth on Schedule A annexed hereto, the Collateral has been acquired or originated by each Grantor in the ordinary course of such Grantor’s business and was not acquired pursuant to any acquisition of all or a portion of the business of any Person whether by merger, acquisition of assets or otherwise.

(i) Third Party Locations. Except as set forth on Schedule A annexed hereto, no Collateral is in the possession of, or under the control of, any Person other than a Grantor or the Secured Party.

(j) Commercial Tort Claims. Except to the extent identified under the definition of Collateral above, no Grantor holds any Commercial Tort Claim.

(k) Enforceability of Security Interests. Upon the execution of this Agreement by each Grantor and the filing of financing statements properly describing the Collateral and identifying such Grantor and the Secured Party in the applicable jurisdiction required pursuant to the UCC, security interests and liens granted to the Secured Party under Section 1.01 hereof shall constitute valid, perfected and first priority security interests and liens in and to the Collateral of such Grantor, other than Collateral which may not be perfected by filing under the Uniform Commercial Code, and subject to the Liens permitted pursuant to Section 7.02 of the Credit Agreement, in each case enforceable against all third parties and securing the payment of the Obligations.

III. COVENANTS OF GRANTORS

SECTION 3.01. Records; Location of Collateral. So long as a Grantor shall have any Obligation to the Secured Party: (a) such Grantor shall not change the jurisdiction of its incorporation or organization or move its chief executive office, principal place of business or office at which is kept its books and records (including computer printouts and programs) from the locations existing on the date hereof and listed on Schedule A annexed hereto; (b) a Grantor shall not establish any offices or other places of business at any other location; (c) a Grantor shall not move any of the Collateral to any location other than those locations existing on the date hereof and listed on Schedule A annexed hereto; or (d) a Grantor shall not change its corporate name in any respect, unless, in each case of clauses (a), (b) (c) and (d) above, (i) a Grantor shall have given the Secured Party thirty (30) Business Days’ prior written notice of its intention to do so, identifying the new location and providing such other information as the Secured Party deems necessary, and (ii) a Grantor shall have delivered to the Secured Party such documentation, in form and substance satisfactory to the Secured Party and as required by the Secured Party, to preserve the Secured Party’s security interest in the Collateral.

SECTION 3.02. Commercial Tort Claims. Each Grantor shall promptly notify the Secured Party upon obtaining any Commercial Tort Claim after the date hereof against any third party and, upon request of the Secured Party, shall promptly enter into an amendment to this Agreement and do such other acts or things as may be requested by the Secured Party to give the Secured Party a first priority perfected security interest in any such Commercial Tort Claim.

SECTION 3.03. Other Collateral. Each Grantor shall promptly notify the Secured Party upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights, Electronic Chattel Paper, Documents or Instruments.

SECTION 3.04. Further Actions.

(a) Promissory Notes and Tangible Chattel Paper. If any Grantor shall at any time hold or acquire any Promissory Notes or Tangible Chattel Paper, such Grantor shall forthwith endorse, assign or deliver the same to the Secured Party accompanied by instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

(b) Deposit Accounts. At the request of the Secured Party, each Grantor will cause each depository bank where such Grantor maintains a Deposit Account to execute an agreement pursuant to which the depository bank agrees to comply, without the further consent of such Grantor, at any time, with instructions from the Secured Party to such depository bank directing the disposition of funds from time to time credited to such deposit account or agree to the Secured Party becoming the customer of the depository bank with respect to such deposit accounts, with such Grantor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw funds from such deposit account.

(c) Investment Property. If any Grantor shall at any time hold or acquire any Certificated Securities, such Grantor shall forthwith endorse, sign and deliver the same to the Secured Party accompanied by such instruments of transfer assignment duly executed in blank as Secured Party may from time to time specify. If any security is now or hereafter acquired by any Grantor are uncertificated and are issued to the Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Secured Party thereof and at the Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party either (a) cause the issuer to agree to comply without further consent of such Grantor or such nominee, at any time with instructions from the Secured Party as to such Securities or (b) arrange for the Secured Party to become the registered owner of the securities. If any Securities, whether certificated or uncertificated or other Investment Property now or hereafter acquired by the Grantor are held by any Grantor or its nominee through a Securities Intermediary or Commodity Intermediary, the Grantor shall immediately notify the Secured Party thereof and at the Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party either (i) cause such Securities Intermediary or Commodity Intermediary, as the case may be, to agree to comply, in each case, without further consent of such Grantor or such nominee, at any time with Entitlement Orders or other instructions from the Secured Party to such Securities Intermediary as to such Securities or other Investment Property, or to apply any value distributed on account of any Commodity Contract as directed by the Secured Party to such Commodity Intermediary or (ii) in the case of Financial Assets or other Investment Property held through a Securities Intermediary, arrange for this Secured Party to become the Entitlement Holder with respect to such Investment Property, with such Grantor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw or otherwise deal with such Investment Property.

(d) Collateral in the Possession of Third Parties. If any Collateral is at any time in the possession of any person or entity other than a Grantor or the Secured Party (a “Third Party”), the Grantor shall promptly notify the Secured Party thereof, and at the Secured Party’s request and option, shall promptly obtain an acknowledgment from the Third Party, in form and substance satisfactory to the Secured Party that the Third Party holds such collateral for the benefit of the Secured Party and such Third Party’s agreement to comply, without further consent of the Grantor, at any time with the instructions of the Secured Party as to such Collateral.

(e) Electronic Chattel Paper. If any Grantor at any time holds or acquired an interest in any Electronic Chattel Paper, such Grantor shall promptly notify the Secured Party thereof and, at the request and option of the Secured Party, shall take such action as the Secured Party may reasonably request to vest in the Secured Party control under Section 9-105 of the UCC of such Electronic Chattel Paper.

(f) Letter-of-Credit Rights. If any Grantor is at any time the beneficiary under a Letter of Credit, such Grantor shall promptly notify the Secured Party thereof and, at the request and option of the Secured Party, such Grantor shall, pursuant to an arrangement in form and substance satisfactory to the Secured Party, either (i) arrange for the Issuer and any confirmed or other nominated person of such Letter of Credit to consent to an assignment to the Secured Party the proceeds of the Letter of Credit or (ii) arrange for the Secured Party to become the transferee beneficiary of the Letter of Credit, with the Secured Party agreeing in each case that the proceeds of the Letter of Credit are to be applied to satisfaction of the Obligations in such order as the Secured Party may determine.

(g) Commercial Tort Claims. If any Grantor shall at any time hold or acquire commercial tort claim, such Grantor shall immediately notify the Secured Party in a writing signed by the Grantor of the particulars thereof and grant to the Secured Party in such writing a security interest therein and all proceeds thereof, all upon the terms of this Agreement with such writing to be in form and substance to the Secured Party.

(h) General. Each Grantor further agrees, upon the request of the Secured Party and at the Secured Party’s option, to take any and all other actions as the Secured Party may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Secured Party to enforce, the Secured Party’s security interest in any and all of the Collateral, including without limitation, executing and delivering and where appropriate filing financing statements and amendments relating thereto under the UCC to the extent, if any, that such Grantor’s signature thereon is required therefor, causing the Secured Party’s name to be noted as Secured Party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or the ability of the Secured Party to enforce, the Secured Party’s security interest in such Collateral, (c) comply with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce the Secured Party’s security interest in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to the Secured Party, including, without limitation, any consent of any licensor, lessor or other persons obligated on Collateral and (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Secured Party. Each Grantor further authorizes the Secured Party to file initial financing statements describing the Collateral, and any amendments thereto.

SECTION 3.05. Insurance and Assessments. In the event any Grantor shall fail to purchase or maintain insurance, or pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder or under the Credit Agreement, or in the event that any lien, encumbrance or security interest prohibited hereby shall not be paid in full or discharged, or in the event such Grantor shall fail to perform or comply with any other covenant, promise or obligation to the Secured Party hereunder, or under the Credit Agreement or any other Loan Document, the Secured Party may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of such Grantor, and all money so paid by the Secured Party, including reasonable attorney’s fees, shall be deemed to be Obligations.

SECTION 3.06. Inspection. Upon reasonable notice to a Grantor, the Secured Party may, during such Grantor’s normal business hours, examine and inspect any Collateral and may examine, inspect and copy all books and records with respect thereto or relevant to the Obligations.

SECTION 3.07. Personal Property. The Collateral shall remain personal property at all times. No Grantor shall affix any of the Collateral to real property in any manner which would change its nature from that of personal property to real property or to a fixture.

SECTION 3.08. Maintenance of Corporate Existence. Each Grantor shall preserve and maintain its corporate existence and, except as otherwise permitted pursuant to the Credit Agreement, shall not merge with or into or consolidate with any other entity.

SECTION 3.09. Indemnification. Each Grantor agrees to indemnify the Secured Party and hold it harmless from and against any and all injuries, claims, damages, judgments, liabilities, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel), charges and encumbrances which may be incurred by or asserted against the Secured Party in connection with or arising out of any assertion, declaration or defense of the Secured Party’s rights or security interest under the provisions of this Agreement or any other Loan Document, permitting it to collect, settle or adjust Accounts or to deal with account debtors in any way or in connection with the realization, repossession, safeguarding, insuring or other protection of the Collateral or in connection with the collecting, perfecting or protecting the Secured Party’s liens and security interests hereunder or under any other Loan Document.

IV. POWER OF ATTORNEY; NOTICES

SECTION 4.01. Power of Attorney. Each Grantor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of such Grantor or in the Secured Party’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby give said attorneys the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to (a) endorse the names of such Grantor on any checks, notes, drafts or other forms of payment or security that may come into the possession of the Secured Party or any affiliate of the Secured Party, to sign the Grantor’s name on invoices or bills-of-lading, drafts against customers, notices of assignment, verifications and schedules, (b) sell, transfer, pledge, make any arrangement with respect to or otherwise dispose of or deal with any of the Collateral consistent with the UCC and (c) do acts and things which the Secured Party deems necessary or useful to protect, preserve or realize upon the Collateral and the Secured Party’s security interest therein. The powers granted herein, being coupled with an interest, are irrevocable until all of the Obligations are indefeasibly paid in full and this Agreement is terminated. The powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Neither the Secured Party nor any attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law provided the same is not the result of gross negligence or willful misconduct.

SECTION 4.02. Notices. Upon the occurrence of an Event of Default, the Secured Party may notify account debtors and other persons obligated on any of the Collateral that the Collateral have been assigned to the Secured Party or of its security interest therein and to direct such account debtors and other persons obligated on any of the Collateral to make payment of all amounts due or to become due to a Grantor directly to the Secured Party and upon such notification and at such Grantor’s expense to enforce collection of any such Collateral, and to adjust, compromise or settle for cash, credit or otherwise upon any terms the amount of payment thereof. The Secured Party may, at any time following the occurrence of an Event of Default, notify the Postal Service authorities to change the address of delivery of mail to an address designated by the Secured Party. After making of such a request or the giving of any such notification, each Grantor shall hold any proceeds of collection of accounts, Chattel Paper, general intangibles, instruments and other Collateral received by it as trustee for the Lender without commingling the same with such Grantor and shall turn the same over to the Secured Party in the identical form received, together with any necessary endorsements or assignments. The Secured Party shall apply the proceeds of collection of such Collateral received by the Secured Party to the Obligations, in such order as the Secured Party, in its sole discretion, shall determine, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

V. REMEDIES OF SECURED PARTY

SECTION 5.01. Enforcement. Upon the occurrence of an Event of Default, the Secured Party shall have, in addition to all of its other rights under this Agreement and the other Loan Documents by operation of law or otherwise (which rights shall be cumulative), all of the rights and remedies of a secured party under the UCC and shall have the right, to the extent permitted by law, without charge, to enter any Grantor’s premises, and until it completes the enforcement of its rights in the Collateral subject to its security interest hereunder and the sale or other disposition of any property subject thereto, take possession of such premises without charge, rent or payment therefor (through self help without judicial process and without having first given notice or obtained an order of any court), or place custodians in control thereof, remain on such premises and use the same for the purpose of completing any work in progress, preparing any Collateral for disposition, and disposition of or collecting any Collateral. Without limiting the foregoing, upon the occurrence of an Event of Default, the Secured Party may, without demand, advertising or notice, all of which such Grantor hereby waives (except as the same may be required by law), sell, lease, license or otherwise dispose of and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral held by it or for its account at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as the Secured Party, in its sole discretion, deems advisable. At any such sale the Collateral or any portion thereof may be sold in one lot as an entirety or in separate parcels as the Secured Party in its sole discretion deems advisable. Each Grantor agrees that if notice of sale shall be required by law such requirement shall be met if such notice is mailed, postage prepaid, to such Grantor at its address set forth above or such other address as it may have, in writing, provided to the Secured Party, at least ten (10) days before the time of such sale or disposition. The Secured Party may postpone or adjourn any sale of any Collateral from time to time by an announcement at the time and place of the sale to be so postponed or adjourned, without being required to give a new notice of sale. Notice of any public sale shall be sufficient if it describes the security of the Collateral to be sold in general terms, stating the amounts thereof, the nature of the business in which such Collateral was created and the location and nature of the properties covered by the other security interests or mortgages and the prior liens thereof. The Secured Party may be the purchaser at any such sale if it is public, free from any right of redemption, which such Grantor also waives, and payment may be made, in whole or in part, in respect of such purchase price by the application of the Obligations by the Secured Party. Each Grantor with respect to its property constituting such Collateral, shall be obligated for, and the proceeds of sale shall be applied first to, the costs of taking, assembling, finishing, collecting, refurbishing, storing, guarding, insuring, preparing for sale, and selling the Collateral, including the fees and disbursements of attorneys, auctioneers, appraisers and accountants employed by the Secured Party. Proceeds shall then be applied to the payment, in whatever order the Secured Party may elect, of all of the Obligations. The Secured Party shall return any excess to such Grantor or to whomever may be fully entitled to receive the same or as a court of competent jurisdiction may direct. In the event that the proceeds of any sale or other disposition of the Collateral are insufficient to pay in full the Obligations, such Grantor shall remain liable for any deficiency.

SECTION 5.02. Standards for Exercising Rights and Remedies. To the extent that applicable law imposes duties on the Secured Party to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Secured Party (a) to fail to incur expenses reasonably deemed significant by the Secured Party to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business each Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Secured Party against risk of loss, collection or disposition of

Collateral or to provide to the Secured Party a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Party in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 5.02 is to provide non-exhaustive indications of what actions or omissions by the Secured Party would fulfill the Secured Party’s duties under the UCC or the Uniform Commercial Code as in effect in other relevant jurisdiction in the Secured Party’s exercise of remedies against the Collateral and that other actions or omissions by the Secured Party shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 5.02. Without limitation upon the foregoing, nothing contained in this Section 5.02 shall be construed to grant any rights to each Grantor or to impose any duties on the Secured Party that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 5.02.

SECTION 5.03. Waiver. Each Grantor waives any right, to the extent applicable law permits, to receive prior notice of, or a judicial or other hearing with respect to, any action or prejudgment remedy or proceeding by the Secured Party to take possession, exercise control over, or dispose of any item of the Collateral in any instance (regardless of where such Collateral may be located) where such action is permitted under the terms of this Agreement or any other Loan Document, or by applicable law, or of the time, place or terms of sale in connection with the exercise of the Secured Party’s rights hereunder and such Grantor also waives, to the extent permitted by law, any bond, security or sureties required by any statute, rule or otherwise by law as an incident to any taking of possession by the Secured Party of property subject to the Secured Party’s Lien. Each Grantor further waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Secured Party’s rights under this Agreement and any other Loan Document including the taking of possession of any Collateral all to the extent that such waiver is permitted by law and to the extent that such damages are not caused by the Secured Party’s gross negligence or willful misconduct. These waivers and all other waivers provided for in this Agreement and any other Loan Documents have been negotiated by the parties and each Grantor acknowledges that it has been represented by counsel of its own choice and has consulted such counsel with respect to its rights hereunder.

SECTION 5.04. Other Rights. Each Grantor agrees that the Secured Party shall not have any obligation to preserve rights to any Collateral against prior parties or to proceed first against any Collateral or to marshall any Collateral of any kind for the benefit of any other creditors of such Grantor or any other Person. The Secured Party is hereby granted, to the extent that such Grantor is permitted to grant a license or right of use, a license or other right to use, without charge, labels, patents, copyrights, rights of use, of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature of such Grantor as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and such Grantor’s rights under all licenses and any franchise, sales or distribution agreements shall inure to the Secured Party’s benefit.

SECTION 5.05. Expenses. Each Grantor agrees that it shall pay on demand therefor all costs and expenses incurred in amending, implementing, perfecting, collecting, defending, declaring and enforcing the Secured Party’s rights and security interests in the Collateral hereunder or under the Credit Agreement or any other Loan Document or other instrument or agreement delivered in connection herewith or therewith, including, but not limited to, searches and filings, and the Secured Party’s reasonable attorneys’ fees (regardless of whether any litigation is commenced, whether a default is declared hereunder, and regardless of tribunal or jurisdiction).

VI. GENERAL PROVISIONS

SECTION 6.01. Termination. This Agreement shall remain in full force and effect until all the Obligations shall have been indefeasibly fully paid and satisfied and the Credit Agreement shall have expired or been terminated and, until such time, the Secured Party shall retain all security in and title to all existing and future Collateral held by it hereunder.

SECTION 6.02. Remedies Cumulative. The Secured Party’s rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which it may have under the Credit Agreement, any other Loan Document or any other agreement or instrument, by operation of law or otherwise and may be exercised alternatively, successively or concurrently as the Secured Party may deem expedient.

SECTION 6.03. Binding Effect. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns. It shall be binding upon and shall inure to the benefit of the said parties, their successors and assigns. No Grantor shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the Secured Party and any attempted assignment shall be null and void.

SECTION 6.04. Notices. Wherever this Agreement provides for notice to either party (except as expressly provided to the contrary), it shall be in writing and given in the manner specified in Section 10.01 of the Credit Agreement. Such notices to each Grantor shall be delivered to the address for notices set forth on Schedule A annexed hereto.

SECTION 6.05. Waiver. No delay or failure on the part of the Secured Party in exercising any right, privilege, remedy or option hereunder shall operate as a waiver of such or any other right, privilege, remedy or option, and no waiver shall be valid unless in writing and signed by an officer of the Secured Party and only to the extent therein set forth.

SECTION 6.06. Modifications and Amendments. This Agreement and the other agreements to which it refers constitute the complete agreement between the parties with respect to the subject matter hereof and may not be changed, modified, waived, amended or terminated orally, but only by a writing signed by the party to be charged.

SECTION 6.07. Several Agreements. This Agreement shall constitute the several obligations and agreements of each Grantor and may be amended, restated, supplemented or otherwise modified from time to time, with respect to any Grantor without the consent or approval of any other Grantor, and no such amendment, restatement, supplement or modification shall be deemed to amend, restate, supplement or modify the obligations of any other Grantor hereunder.

SECTION 6.08. Survival of Representations and Warranties. The representations and warranties of each Grantor made or deemed made herein shall survive the execution and delivery of this Agreement.

SECTION 6.09. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such invalidity, illegality or uneforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 6.10. Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OR CHOICE OF LAWS. EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU OR COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR AGREES (i) NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT AND (ii) NOT TO ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH GRANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. EACH GRANTOR

AND THE SECURED PARTY EACH IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 6.11. Amendment and Restatement. This Security Agreement amends and restates and is given in substitution for, but not in satisfaction of that certain Security Agreement dated as of October __, 2006, between the Grantor and the Secured Party (the “Prior Security Agreement”); provided that nothing contained in this Security Agreement shall limit or affect the liens and security interests heretofore granted, pledged and/or assigned to the Bank under the Prior Security Agreement.

SECTION 6.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

SECURED PARTY:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:	Stephen Zajac
Title:	Senior Vice President

GRANTORS:

MEDICAL ACTION INDUSTRIES INC.

By:
Name:
Title:

MAI ACQUISITION CORP.

By:
Name:
Title:

MEDEGEN NEWCO, LLC

By:
Name:
Title:

MEDEGEN MEDICAL PRODUCTS, LLC

By:
Name:
Title:

D-15